Exhibit 10.3

Execution Version

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

APPALACHIA MIDSTREAM, LLC

DATED JUNE 1, 2010

i

APPENDICES

Appendix I	Definitions

EXHIBITS

Exhibit “A”	Member Interests
Exhibit “B”	Certificate of Formation
Exhibit “C”	Form of Secondment Agreement
Exhibit “D-1”	Form of BG Member Services Agreement
Exhibit “D-2”	Form of EXCO Member Services Agreement
Exhibit “D-3”	Form of Operator Services Agreement
Exhibit “E-1”	Development Work Program
Exhibit “E-2”	Calendar Year 2010 Annual Work Program and Budget
Exhibit “F”	Form of Assumption Agreement
Exhibit “G”	Form of Services Agreement
Exhibit “H”	Form of Member Gathering Agreement
Exhibit “I”	Form of Contract Operating Agreement
Exhibit “J”	Form of Third Party Gathering Agreement
Exhibit “K”	Form of Interconnect Agreement

SCHEDULES

Schedule 5.13	Company Group Members’ Insurance Requirements
Schedule 13.2(a)	Marcellus Fairway
Schedule 16.12(b)	Business Principles

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Appalachia Midstream, LLC, a limited liability company organized and existing under the Laws of Delaware (the “Company”), is made this 1st day of June, 2010 (the “Closing Date”) by and among the Company and each of the Persons (as hereinafter defined) listed on Exhibit “A” attached hereto and made a part hereof. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in Appendix 1 attached hereto.

WITNESSETH:

RECITALS

1.	On May 9, 2010, EXCO Member and BG Member entered into the Transfer Agreement which contemplated, among other things, the transfer by EXCO Member to BG Member of one-half (1/2) of the member interest of a limited liability company organized and existing under the Laws of Delaware whose assets comprised certain interests of EXCO Member and its Affiliates in gathering systems, pipelines and treatment and processing facilities used to gather, transport, treat and process gas produced from or attributable to the Deep Rights in the AMI Area.

2.	To effect the transactions contemplated by the Transfer Agreement, on May 28, 2010, EXCO Resources (PA), LLC and EXCO Resources (WV), LLC, limited liability companies organized and existing under the Laws of the State of Texas, underwent a multi-survivor merger pursuant to Chapter 10 of the Texas Business Organizations Code, which multi-survivor merger was conducted in accordance with a plan of merger filed with the Secretary of State of the State of Texas. As a result of the multi-survivor merger, the Company was formed as a limited liability company organized and existing under the Laws of the State of Texas, and was allocated certain of EXCO Member’s and its Affiliates’ interests in permits, rights of way, contract rights, gathering systems, pipelines and treatment and processing facilities used to gather, transport, treat and process gas produced from or attributable to the Deep Rights in the AMI Area. EXCO Member, as the sole Member of the Company, adopted a limited liability company agreement of the Company effective as of such date. On May 28, 2010, the Company was converted into a limited liability company organized and existing under the Laws of the State of Delaware pursuant to the Certificates and EXCO Member adopted an amended and restated limited liability company agreement of the Company effective following such conversion (the “Original Agreement”).

4.	On the Closing Date, pursuant to the Transfer Agreement, EXCO Member transferred to BG Member fifty percent (50%) of the Member Interests.

5.	The Parties desire to enter into this Agreement as an amendment and restatement of the Original Agreement in its entirety to reflect the agreement of the Company and the Members as set forth herein.

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Closing Date, the Original Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

ORGANIZATION; REPRESENTATIONS AND WARRANTIES

Section 1.1 Formation. The Company was initially formed as a Texas limited liability company and was converted into a Delaware limited liability company by execution and delivery of the Certificates to the Secretary of State of the State of Delaware on May 28, 2010. Copies of the Certificates are attached hereto as Exhibit “B”.

Section 1.2 Name. The name of the Company is “Appalachia Midstream, LLC” and all business of the Company shall be conducted under such name or under any other name approved by the Management Board pursuant to Section 5.1(b)(xi).

Section 1.3 Term. The Company shall continue until dissolved in accordance with the provisions of the Delaware Act and this Agreement. No other event will cause the Company to dissolve.

Section 1.4 Registered Agent. The Company’s initial registered office in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at such address is The Corporation Trust Company. The Management Board may change the Company’s registered agent and registered office in the State of Delaware from time to time pursuant to Section 5.1(c)(xiv).

Section 1.5 Principal Office. The Company’s principal office shall be located at 3000 Ericsson Dr., Suite 200, Warrendale, Pennsylvania 15086. The Management Board may change the Company’s principal office from time to time pursuant to Section 5.1(b)(xi), which need not be in Delaware. The Company may have such other places of business as the Management Board may designate.

Section 1.6 Business and Purpose; Power. The business and purpose of the Company shall be to engage in Midstream Activities, and to engage in any other lawful act or activity that now or in the future may be necessary, convenient, incidental, or advisable to accomplish the foregoing purpose and that is not forbidden by Law in the jurisdictions in which the Company engages in such business or activities. The Company shall have all powers and privileges granted by the Delaware Act, any other Law, or by this Agreement, including incidental powers thereto, to the extent that such powers and privileges are necessary, customary, convenient or incidental to the attainment of the Company’s business and purpose as set forth in this Section 1.6.

Section 1.7 Qualifications in Other Jurisdictions. The Company’s officers shall cause the Company to be qualified, formed or registered under assumed or fictitious name or similar Laws in any jurisdiction in which the Company transacts business. The Company’s officers shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary or appropriate for the Company to qualify and continue to do business in a jurisdiction in which the Company may wish to conduct business. At the request of the Management Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

Section 1.8 No State Law Partnership. The Members intend that: (a) the Company not be a common law partnership or joint venture; and (b) the Company not create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to the Company or to any other Member, and this Agreement may not be construed to suggest otherwise. This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Section 1.9 Other Business Pursuits. Each Member acknowledges and agrees that the other Members and the Affiliates of the other Members may from time to time be interested, directly or indirectly, in various other businesses and undertakings separate and apart from the Company, including businesses and undertakings in direct competition with the Company, and except as otherwise provided in Article 13, neither the Company nor any other Member shall be entitled to notice thereof, or a right to participate therein, or any right to any profits from any such other businesses or undertakings.

Section 1.10 Representations and Warranties of Members.

(a) Each Member hereby represents and warrants to the Company and the other Members as follows:

(i) Independent Evaluation. It is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, it, except to the extent of the other Member’s express representations and warranties in this Section 1.10, (A) has relied or shall rely solely on its own independent investigation and evaluation of the Company and its assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by any other Member, and (B) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Company or its assets.

(ii) Accredited Investor. It is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and is acquiring its Member Interest for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

(iii) Unregistered Member Interest. It understands and acknowledges that its Member Interest has not been registered under the Securities Act or under any state securities Laws and further understands and acknowledges that its representations and warranties contained in this Section 1.10 are being relied upon by the Company and the other Members as the basis for the exemption from the registration requirements of the Securities Act and under all applicable state securities Laws. It further acknowledges that the Company will not and has no obligation to recognize any Transfer of a Member Interest to any Person unless and until the provisions of Articles 10, 11 and 12 have been fully satisfied.

(iv) Organization; Existence. Such Member is duly formed, validly existing and in good standing under the Laws of the state of its formation. Such Member has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Such Member is duly licensed or qualified to do business as a foreign limited partnership or limited liability company or other legal entity, as applicable, and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse effect on such Member.

(v) Authorization. Such Member has full power and authority to enter into and perform this Agreement and the Associated Agreements to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by such Member of this Agreement have been and when executed and delivered the Associated Agreements to which it is a party will have been duly and validly authorized and approved by all necessary partnership or company action, as applicable, on the part of such Member. This Agreement is, and the Associated Agreements to which such Member is a party when executed and delivered by such Member will be, the valid and binding obligation of such Member and enforceable against such Member in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(vi) No Conflicts. The execution, delivery, and performance by such Member of this Agreement and the Associated Agreements to which it is a party and the consummation of the transactions contemplated herein and therein does not and will not (A) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of such Member, (B) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any material contract, note, bond, mortgage, indenture, license, or other material agreement to which any such Member is a party or by which such Member may be bound or (C) violate any Law applicable to such Member, except in the case of clauses (B) and (C) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect on such Member.

(vii) Claims and Litigation. There is no written claim for breach of contract, tort or violation of Law or investigation of which such Member has received written notice or any suit, action or litigation, by any Person, and no legal, administrative, or arbitration proceedings, (in each case) pending, or to such Member’s knowledge, threatened in writing against such Member, or to which such Member is a party, that would have a material adverse effect upon the ability of such Member to perform its obligations under this Agreement.

(viii) Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Member’s knowledge, threatened against such Member or any of its Affiliates that have a direct or indirect ownership interest in such Member (including its ultimate parent company), and neither the Member nor any such Affiliate is insolvent or generally not paying its debts as they become due.

(ix) No FERC Regulation. Neither such Member nor its Affiliates are subject to the Standards of Conduct of the Federal Energy Regulatory Commission (“FERC”) contained in 18 C.F.R. Part 358, as such regulations may be amended from time to time (“Standards of Conduct”).

(b) Each Member agrees to indemnify and hold harmless the Company Group Members and the other Members, from any liability, loss, cost, damage and expense (including the costs of litigation, arbitration and reasonable attorneys’ fees) arising out of or resulting from the breach of any representation, warranty or covenant of such Member set forth in this Section 1.10.

ARTICLE 2

INTENTIONALLY OMITTED

ARTICLE 3

CAPITALIZATION

Section 3.1 Initial Contributions. Within two (2) Business Days of the day upon which the Company establishes a Company bank account, the Company shall notify the Members of such occurrence, and within five (5) Business Days of its receipt of such notice, each Member shall make those contributions to the Company set forth in Exhibit “A” (the “Initial Contributions”). As a result of its agreement to make its Initial Contribution, each Member shall have the Member Interest set forth opposite such Member’s name on Exhibit “A”.

Section 3.2 Additional Contributions.

(a) Each Member shall be required to fund its Member Interest share of all costs and expenses included in each approved Annual Work Program and Budget and Emergency Expenditures.

(b) Notwithstanding anything to the contrary in this Section 3.2 or Section 3.3, unless otherwise decided by the Management Board, the Company shall pay expenditures authorized by this Agreement incurred by any Company Group Member out of gross receipts received by the Company Group Members.

(c) The Company shall use (and cause the Company Group Members to use) the proceeds of all additional contributions made by the Member pursuant to this Section 3.2 and Section 3.3 exclusively for the purposes contemplated by the Call Notice to which such additional contributions relate.

Section 3.3 Additional Contributions Procedures.

(a) To the extent that, at any time, the Company Group Members’ gross receipts are not anticipated to be sufficient to satisfy their estimated expenditures to be incurred in the succeeding Calendar Quarter pursuant to an approved Annual Work Program and Budget, the President and General Manager shall issue Call Notices to the Members for additional contributions in an amount equal to the difference between such estimated expenditures and anticipated gross receipts not more than thirty (30) days but not less than fifteen (15) days prior to the commencement of such Calendar Quarter.

(b) Further, the President and General Manager may issue Call Notices to the Members at any other time for other additional contributions to the extent that the Company Group Members’ anticipated gross receipts and other additional contributions made pursuant to Section 3.3(a) are not anticipated to be sufficient to satisfy the Company Group Members’ estimated expenditures to be incurred during the current Calendar Quarter in accordance with this Agreement, provided that Call Notices may not be issued pursuant to this Section 3.3(b) for any estimated expenditures more than thirty (30) days in advance of such estimated expenditures.

(c) Proper adjustment shall be made in each Calendar Month between advances made hereunder and actual expenditures, to the end that each Member bears and pays its allocable share of expenditures, and no more. All calls for capital contributions shall be expressed in U.S. dollars and shall state the date on which payment is due and the bank(s) and account(s) to which payment is to be made. Each Call Notice shall specify in reasonable detail the purpose(s) for which such additional contribution(s) are required, and the amount of the contribution(s) to be made by each Member pursuant to such Call Notice.

(d) Each Member shall contribute any additional contribution within fifteen (15) Business Days of the date of delivery of the relevant Call Notice.

Section 3.4 Member Loans.

(a) At the election of Management Board pursuant to Section 5.1(b)(xvi), capital requirements for the Members may be funded with Member Loans.

(b) All Member Loans shall be made upon the terms approved by the Management Board pursuant to Section 5.1(b)(xvi), which terms shall include the amounts of such Member Loans, the schedule for advancing such Member Loans, the schedule of repayment of such Member Loans, rates of interest (if any) payable on such Member Loans and all other terms deemed necessary by such Management Board (provided that the terms set forth in this Agreement shall be included). The terms of the Member Loans made by each Member pursuant to the same decision of a Management Board shall be identical except as to the amount. All Member Loans shall be represented by written notes setting forth those terms.

(c) Each Member shall provide to the Company a percentage of each Member Loan equal to such Member’s Member Interest.

(d) All Member Loans shall rank pari passu in all respects without preference or priority over one another.

(e) Member Loans shall be repaid only out of Available Cash.

(f) Unless otherwise agreed by the Management Board, payment of all required Member Loans shall be made by wire transfer of immediately available funds in U.S. dollars without set-off or deduction for bank charges.

(g) Upon notice from the President and General Manager or any other Member, each Member shall be required to return any payment received with respect to any Member Loan to the extent: (i) such payment was made in error; (ii) the amount paid to the Member was greater than the amount to which the Member was actually entitled; or (iii) applicable Law requires the return of such payment. Each Member shall return any such payment to the Company not later than ten (10) days after receipt of such notice requiring such return.

(h) In the event that the Company is dissolved and wound up, all Member Loans shall be contributed to the capital of the Company upon the dissolution of the Company, and shall not be considered liabilities of the Company for purposes of winding up. This Section 3.4(h) shall not, however, affect any outstanding liabilities by any Member to make Member Loans to the Company.

(i) Unless otherwise required by the Code, any Member Loan shall be treated as a loan by the Member to the Company for United States federal income tax purposes.

Section 3.5 Failure to Fund Additional Contributions or Member Loans.

(a) Any Member that fails to pay in full when due any amounts owed and undisputed under the terms of this Agreement (including failure to pay the full amount of such Member’s Member Interest share of any Member Loan when due) and such failure is not cured within fifteen (15) days of such Member’s receipt of a Default Notice shall be in default under this Agreement, and shall be referred to herein as a “Defaulting Member”. The Company shall (or any Affected Member may) give notice of such default (a “Default Notice”) to the Defaulting Member, and its Credit Facility Secured Party (if any) and each of the non-defaulting Members.

(b) “Default Period” means the period beginning fifteen (15) days from the date of a Member’s and its Credit Facility Secured Party’s (if any) receipt of a Default Notice if such Member remains in default under Section 3.5(a), and ending when all of the Defaulting Member’s defaults have been remedied in full.

(c) All amounts in default and not paid when due under this Agreement shall bear interest at the Default Interest Rate from the due date to the date of payment.

Section 3.6 Certain Consequences of Default.

(a) Notwithstanding any other provision in this Agreement to the contrary, during the Default Period, a Defaulting Member shall have no right to:

(i) except for Required Asset Upgrades, make or elect to participate in any proposal under this Agreement;

(ii) vote on any matter with respect to which Member approval is required under the express terms of this Agreement (excluding any amendment or waiver of the terms of this Agreement);

(iii) call any Management Board or subcommittee meeting;

(iv) except for votes by the Board Members of such Defaulting Member under Section 5.1(c)(i) that pertain to Development Work Programs, vote on any matter coming before the Management Board or any subcommittee;

(v) access any data or information relating to any operation conducted by the Company (except to the extent such Member or an Affiliate of such Member is providing Services to the Company Group Members pursuant to a Services Agreement, and such data or information is necessary for such Member or Affiliate to perform its responsibilities thereunder);

(vi) elect to participate in any proposed New Business (other than a Required Asset Upgrade) under Section 13.3;

(vii) Transfer or Encumber or transfer pursuant to a Credit Facility Foreclosure all or any part of its Member Interest except: (A) a Transfer, Encumbrance, or transfer pursuant to a Credit Facility Foreclosure of Member Interest or any portion thereof in favor of a Person who simultaneously with such Transfer or Encumbrance satisfies in full the Total Amount in Default; or (B) a Credit Facility Encumbrance granted pursuant to a borrowing for which all of the proceeds thereof are used to pay the entire amount of the Total Amount in Default;

(viii) withhold consent to any Transfer of all or an undivided portion of the Member Interest, or a Change in Control, of a non-defaulting Member pursuant to Article 11, or exercise its preferential purchase right provided for in Section 12.1 in the event of such a Transfer by a non-defaulting Member, or in Section 12.2 in the event of a Change in Control of a non-defaulting Member; or

(ix) elect to participate in the acquisition of any Acquired Business pursuant to Section 13.1.

(b) In addition to the other remedies available to the Company and the Affected Members under this Agreement and any other rights available to each Affected Member to recover its share of the Total Amount in Default, from and after the thirtieth (30th) day of the Default Period, a Defaulting Member shall have no right to receive distributions from the Company pursuant to Section 4.6 until the expiration of the Default Period, and such distributions shall instead (to the extent applicable) be made to the Affected Members for advances made by such Affected Members on behalf of the Defaulting Member pursuant to

Section 3.6(e), plus interest thereon as provided in Section 3.5(c). Amounts received towards the Total Amount in Default shall be deemed paid towards the oldest of each applicable type of expense (costs, interest or principal) first. If there is more than one Affected Member, the distributions attributable to the Member Interests of the Defaulting Member shall be shared among the Affected Members in the proportions that such Affected Members’ Member Interests bear to the aggregate Member Interests of such Affected Members.

(c) Any Default Notice shall include a statement of the amount of money that the Defaulting Member has failed to pay.

(d) If the Defaulting Member remedies its default in full before the Default Period commences, the Company shall promptly notify each non-defaulting Member and such Defaulting Member’s Credit Facility Secured Party (if any) of such occurrence.

(e) Upon the commencement of the Default Period, the Company shall send the non-defaulting Members a statement of the sum of money that the Defaulting Member failed to pay and such non-defaulting Members shall pay such amount within fifteen (15) days following receipt of the statement. Each such non-defaulting Member shall be required to pay that portion of the amount that the Defaulting Member failed to furnish that such non-defaulting Member’s Member Interest bears to the aggregate Member Interests of all non-defaulting Members. If any non-defaulting Member fails to timely satisfy such obligations, such non-defaulting Member shall thereupon be a Defaulting Member subject to the provisions of Sections 3.5, 3.6 and 3.7. If all non-defaulting Members fail to timely satisfy such obligations, the Members shall be deemed to have unanimously determined not to make such expenditure and the Defaulting Member shall no longer be deemed to be in default with respect to such expenditure.

(f) During the Default Period, the Company shall not be obligated or required to (i) except for Member Requested Services, Required Asset Upgrades and Article 13 Contracts, participate in any proposed New Business and each Defaulting Member shall be deemed to have elected not to participate in any such proposed New Business under Section 13.3 or (ii) acquire any Acquired Business and each Defaulting Member shall be deemed to have elected not to acquire any such proposed Acquired Business under Section 13.1.

Section 3.7 Extended Default.

(a) In addition to the other remedies available to the Affected Members under this Article 3 and any other rights available to each Affected Member to recover its share of the Total Amount in Default, in the event a Defaulting Member fails to completely remedy its default after the one hundred twentieth (120th) day of the Default Period, any Affected Member may elect to reduce the Member Interest of the Defaulting Member by written notice to the

Company (an “Interest Reduction Notice”, and the date of delivery of the Interest Reduction Notice, the “Interest Reduction Notice Delivery Date”) and the other Members in accordance with the following formula:

AMIDM =	CCDM
CCT

where:

AMIDM	=	the adjusted Member Interest of the Defaulting Member as of the Interest Reduction Notice Delivery Date (in percent)

CCDM	=	the aggregate capital contributions made to the Company by the Defaulting Member as of the Interest Reduction Notice Delivery Date (in US dollars) (excluding capital contributions made to the Company pursuant to an Asset Upgrade in which less than all Members participate)

CCT	=	the aggregate capital contributions made to the Company by all Members as of the Interest Reduction Notice Delivery Date (in US dollars) (excluding capital contributions made to the Company pursuant to an Asset Upgrade in which less than all Members participate)

(b) The amount by which the Defaulting Member’s Member Interest is reduced pursuant to Section 3.7(a) shall be referred to as the “Reduced Member Interest”. Within ten (10) Business Days of the Interest Reduction Notice Delivery Date, each Affected Member shall provide written notice to the Company and the other Affected Members whether it elects to take a portion of the Reduced Member Interest (provided that the Affected Member that provided the Interest Reduction Notice shall be required to take a portion of the Reduced Member Interest, or if no other Affected Members elect to take a portion of the Reduced Member Interest, all of the Reduced Member Interest). Failure of an Affected Member other than the Affected Member that provided the Interest Reduction Notice to so notify the Company and the other Affected Members within such period shall be deemed an election by such Affected Member not to take a portion of the Reduced Member Interest. Unless otherwise agreed by the Affected Members taking a portion of the Reduced Member Interest, each such Affected Member shall be entitled to take that portion of the Reduced Member Interest that such Affected Member’s Member Interest bears to the total Member Interests of the Affected Members electing to take a portion of the Reduced Member Interest.

(c) Immediately following the elections of the Affected Members in Section 3.7(b), the Company shall cause the Member Interests to be revised to reflect the adjustments described in such Section, effective as of the Interest Reduction Notice Delivery Date. Each Member hereby pledges and assigns to the Company and grants to the Company a continuing security interest for the benefit of the other Members in and to all of such Member’s Member Interest for purposes of enforcement of the remedies described in this Section 3.7. Notwithstanding the foregoing, but subject to Section 10.3(b), the security interests created for the benefit of the Company under this Section 3.7(c) are and will be, in all respects, subordinate to the liens and security interests created pursuant to a Credit Facility Encumbrance regardless of the time of execution of the instruments creating such liens and/or security interests and/or the filing of such liens and security interests in the applicable county or parish or other governmental office. The Company and each Member shall execute any instruments requested by any Credit Facility Secured Party reasonably necessary to reflect the subordination of any liens or security interests created for the benefit of the Company under this Section 3.7(c) to the liens and security interests created pursuant to such Credit Facility Encumbrance (subject always to the rights of Company and the other Members set forth in Section 10.3(b)).

(d) The reduction of a Defaulting Member’s Member Interest pursuant to Section 3.7(a) shall be deemed to be full satisfaction to such Defaulting Member’s Total Amount in Default.

Section 3.8 Capital Accounts. “Capital Account” means, with respect to any Member, an account that is maintained for such Member and which, as of any given date, has a balance calculated as follows:

(a) the aggregate amount of cash that has been contributed to the capital of the Company as of such date by or on behalf of such Member; plus

(b) the Gross Asset Value of any property other than cash that has been contributed to the capital of the Company as of such date by such Member and the amount of liabilities assumed by any such Member under Section 752 of the Code and the Treasury Regulations or which are secured by any Assets distributed to such Member; plus

(c) the aggregate amount of the Net Profits that has been allocated to such Member as of such date pursuant to the provisions of Section 4.1 or Section 14.3 or any items of income or gain which are specially allocated to such Member pursuant to Section 4.2 or 4.3 or other positive adjustments required by the Treasury Regulations and which have not been previously taken into account in determining such Member’s Capital Account; minus

(d) the aggregate amount of the Net Losses that have been allocated to such Member as of such date pursuant to Section 4.1 or Section 14.3 and the amount of any item of expense, deduction or loss which is specially allocated to such Member pursuant to Section 4.2 or Section 4.3 or other negative adjustments required by the Treasury Regulations and which have not been previously taken into account in determining such Member’s Capital Account; and minus

(e) the aggregate amount of cash and the Gross Asset Value of all Assets that has been distributed to or on behalf of such Member and the amount of any liabilities of such Member assumed by the Company under Section 752 of the Code and the Treasury Regulations or which are secured by any property contributed by such Member to the Company, and any other negative adjustments required by the Treasury Regulations and which have not been previously taken into account in determining such Member’s Capital Account.

(f) In the event a Member Interest or portion thereof is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Member Interest or portion thereof; and

(g) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Tax Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Treasury Regulations, the Tax Member may make such modification. The Tax Member also shall (A) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (B) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b). The Tax Member shall provide all the Members with written notice of any such adjustments or modifications.

Section 3.9 No Interest on or Return of Capital Contributions. No Member shall be entitled to interest on its contributions to the Company or to a return thereof, except as otherwise specifically provided for in this Agreement.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1 Allocations of Net Profits and Net Losses. After giving effect to the special allocations set forth in Sections 4.2 and 4.3, Net Profits and Net Losses for any Fiscal Year shall be allocated among the Members as follows:

(a) Net Profits and Net Losses for any Fiscal Year shall be allocated to the Members in such a manner so that the Capital Account of each Member equals (as of the end of such Fiscal Year and to the fullest extent possible) the amount that would be distributed to such Member if all properties of the

Company, including cash, were sold for cash equal to their respective Gross Asset Values, all liabilities allocable to such properties were then due and were satisfied according to their terms, all Minimum Gain Chargebacks and Member Nonrecourse Debt Minimum Gain Chargebacks required by Section 4.2(a) and (b) were made, and all obligations of Members to contribute additional capital to the Company were satisfied and all remaining proceeds from such sale were distributed pursuant to Section 4.6(b).

Section 4.2 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. To the extent required by Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) in a Fiscal Year, then each Member shall be specially allocated items of income and gain (including gross income) arising during that Fiscal Year (and, if necessary, subsequent Fiscal Years), before any other allocation of Net Profits or Net Losses, equal to such Member’s share of the net decrease in partnership minimum gain. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. If in any Fiscal Year that has such a net decrease, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Tax Member may in its reasonable discretion seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Section 1.704-2(f)(4) of the Treasury Regulations. This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704 2(i)(4) of the Treasury Regulations) in any Fiscal Year, then each Member who has a share of the “partner nonrecourse debt minimum gain” as of the beginning of the Fiscal Year shall be specially allocated items of income and gain arising during that Fiscal Year (and if necessary subsequent Fiscal Years) to the extent required by Section 1.704-2(i)(4) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. A Member shall not be subject to this provision to the extent that an exception is provided by Section 1.704-2(i)(4) of the Treasury Regulations and any administrative guidance issued by the Internal Revenue Service with respect thereto. Any “partner nonrecourse debt minimum gain” allocated pursuant to this provision shall consist of first, gains recognized from the disposition of Assets subject to “partner nonrecourse debt” (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations), and, second, if necessary, a pro rata portion of the Company’s other items of income or gain (including gross income) for that Fiscal Year (and if necessary subsequent Fiscal Years). This Section 4.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, which creates a negative Adjusted Capital Account Balance for its Capital Account, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) from Business conducted by the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the negative Adjusted Capital Account Balance so created as quickly as possible, provided that an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Member would have a negative Adjusted Capital Account Balance after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.2(c) were not in the Agreement. It is the intent that this Section 4.2(c) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(d) Nonrecourse Deductions. If there are any “nonrecourse deductions” (within the meaning of Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations) in a Fiscal Year, then each Member shall be allocated its Member Interest share of such nonrecourse deductions.

(e) Member Nonrecourse Deductions. If there are any “partner nonrecourse deductions” (within the meaning of Section 1.704-2(i)(1) of the Treasury Regulations) in a Fiscal Year, then such deductions will be allocated to the Member who bears the economic risk of loss for the “partner nonrecourse liability” (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations) to which the deductions are attributable.

(f) Special Loss Allocation. The Net Losses allocated pursuant to Section 4.1(a) hereof shall not exceed the maximum amount of Net Losses, losses or deduction that can be so allocated without causing any Member to have a negative Adjusted Capital Account Balance at the end of any Fiscal Year. If some, but not all, of the Members would have negative Adjusted Capital Account Balance as a consequence of such allocations, the limitation set forth in the preceding sentence shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses and items of loss and deduction to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. All Net Losses in excess of the limitation set forth in this Section 4.2(f) shall be allocated to the Members in proportion to their respective positive Adjusted Capital Account Balances, if any, and thereafter to the Members in accordance with their interests as determined by the Tax Member in its reasonable discretion.

If any Member would have a negative Adjusted Capital Account Balance at the end of any Fiscal Year, the Capital Account of such Member shall be specially credited with items of Company income (including gross income) and gain from Business conducted by the Company in the amount of such excess as quickly as possible.

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any asset of the Company under Code Section 734(b) or Code Section 743(b) is required, under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the Company asset) or loss (if the adjustment decreases such basis) and that gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under that section of the Treasury Regulations.

Section 4.3 Curative Allocations. The allocations (the “Regulatory Allocations”) set forth in Section 4.2 are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2(b) of the Treasury Regulations. Notwithstanding any other provisions of this Agreement other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating Net Profits or Net Losses or other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not been part of this Agreement. The Tax Member shall determine, with respect to each Fiscal Year, how to apply the provisions of this Section 4.3 in whatever manner is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations.

Section 4.4 Tax Allocations. Except as otherwise provided in this Section 4.4, for income tax purposes, the income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Members, in the manner that the correlative “book” item is allocated pursuant to Sections 4.1 and 4.2. Notwithstanding any other provision of this Agreement to the contrary, any income, gain, loss or deduction recognized by the Company for income tax purposes in any Fiscal Year with respect to all or any part of an Asset that is required to be allocated among the Members in accordance with Section 704(c) of the Code and the Treasury Regulations so as to take into account the variation, if any, between the adjusted tax basis of such Asset and the initial Gross Asset Value of such Asset at the time of its contribution, or following the adjustment to the Gross Asset Value of an Asset pursuant to this Agreement, shall be allocated to the Members in the manner so required. Unless otherwise approved by the Management Board, the Company shall elect to use the “Remedial Method” pursuant to Section 1.704-3(d) of the Treasury Regulations, in a manner which enables the BG Member to realize the tax benefits in the same amount and at the same rate and character as if the BG Member had purchased its share of the Company’s assets on the Closing Date as an outright asset purchase. The income tax allocations made pursuant to this Section 4.4 shall not be reflected in any Member’s Capital Account.

Section 4.5 Other Allocation Provisions. The Members agree to be bound by the provisions of this Article 4 in reporting their shares of the Company income, gain, loss and deduction for tax purposes. For purposes of determining Net Profits, Net Losses or any other items allocable to any period, Net Profits, Net Losses and any such other items will be determined on a daily, monthly or other basis, using any permissible method under Code Section 706 and the Treasury Regulations thereunder; provided, however, that Net Profits or Net Losses described in clause (c) of the definition of “Net Profits” and “Net Losses” will be allocated only to those Persons who held interests in the Company immediately before the event giving rise to such Income or Loss.

Section 4.6 Distributions.

(a) Available Cash. Available Cash shall be determined by the Management Board on a Calendar Quarter basis, effective at the end of each Calendar Quarter, within thirty (30) days after the end of each such Calendar Quarter. Subject to the remaining provisions of this Article 4 and any preferential or disproportionate distributions to the extent expressly provided for in this Agreement, and other than upon a liquidation of the Company pursuant to Section 14.3, the Company shall distribute the Available Cash for a Calendar Quarter to the Members within forty five (45) days following the end of each Calendar Quarter.

(b) Distributions. Subject to the other provisions of this Agreement, all Available Cash shall be distributed to the Members of record in proportion to their relative Member Interests.

(c) Withholding. All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Section 4.6 for all purposes of this Agreement. The Management Board is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any Governmental Authority any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state or local Law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

(d) Tax Distributions.

(i) Each Member shall be entitled to receive, on the date which is two (2) Business Days prior to each date on which estimated income tax payments are required to be made by a corporate calendar year taxpayer and each due date for the income tax return of a corporate calendar year taxpayer (each a “Tax Distribution Date”), cumulative cash distributions

(each, a “Tax Distribution”) in an amount equal to such Member’s Assumed Tax Liability, if any. The “Assumed Tax Liability” of each Member means an amount equal to the excess, if any of: (A) the product of (i) forty percent (40%) and (ii) the cumulative amount of net taxable income allocated by the Company to such Member as of such Tax Distribution Date, over (B) all previous distributions made to such Member pursuant to this Section 4.6.

(ii) Distributions under this Section shall be treated as an advance distribution under and shall offset future distributions that such Member would otherwise be entitled to receive pursuant to the other provisions of this Section 4.6 or, if not previously offset, Section 14.3.

(iii) If on a Tax Distribution Date there is not sufficient Available Cash for the Company to distribute to each Member the full amount of such Member’s Assumed Tax Liability, distributions pursuant to this Section 4.6(d) shall be made to the Members to the extent of the Available Cash in proportion to each Member’s Assumed Tax Liability.

Section 4.7 Limitations Upon Distributions. Notwithstanding anything to the contrary in Section 4.6, no distribution shall be made if such distribution would violate the Delaware Act.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1 Management under Direction of Management Board.

(a) Except as otherwise expressly provided in this Agreement or required under the Delaware Act, the business and affairs of the Company shall be managed by a board of managers (the “Management Board” and each member of the Management Board, a “Board Member”). The Management Board shall have full and complete authority, power, and discretion to manage and control the business, affairs, and properties of the Company and to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company and the Business. Without limiting the generality of the foregoing and subject to the provisions of Sections 5.1(b) and 5.1(c), Management Board approval shall be required for all matters not expressly delegated by the Management Board to the officers of the Company, or to other authorized persons in accordance with Section 5.9. All actions of a Member with respect to the Management Board shall be taken through its Board Members.

(b) All matters identified in this Section 5.1(b) shall require the affirmative vote of Board Members representing one hundred percent (100%) of the Total Votes:

(i) approval of voluntary reserves outside of the reserve levels provided in the definition of Available Cash for purposes of calculating Available Cash;

(ii) issuance of any guaranty by any Company Group Member;

(iii) the voluntary grant of any lien or encumbrance on any Asset other than under an approved Company Group O&M Contract or any Company Group Commercial Contract;

(iv) approval of any decision to distribute Available Cash less frequently than on a Calendar Quarter basis, or, except upon dissolution and winding up of the Company, to distribute any Assets other than cash, or to distribute less than all Available Cash pursuant to Section 4.6;

(v) approval of any decision to dispose of Assets that have a value in excess of five million dollars (US$5,000,000) in any transaction or series of related transactions;

(vi) any sale, merger, reorganization or consolidation of any Company Group Member, or any decision to sell all or substantially all of the Assets of any Company Group Member;

(vii) any voluntary dissolution, liquidation or winding up of any Company Group Member;

(viii) filing any documents to effect a Bankruptcy of any Company Group Member;

(ix) redeeming any Member Interest in a manner that is not proportional to all outstanding Member Interests;

(x) confessing a judgment against any Company Group Member in connection with any threatened or pending legal action or settling any litigation or other proceeding in which the amount involved could reasonably be expected to exceed five hundred thousand dollars (US$500,000), in either case, relating to Business;

(xi) the conversion of any Company Group Member to a different form of entity or to a different jurisdiction of domicile, changing the name of any Company Group Member or conducting Business under a name other than the current names of the Subsidiaries or, with respect to the Company, the name set forth in Section 1.2, or moving the Company’s principal office from the location set forth in Section 1.5;

(xii) any Company Group Member’s participation in any business or operations other than as provided in Section 1.6;

(xiii) changing the method of accounting (other than in connection with a tax-related action or decision made by the Tax Member pursuant to the authority granted herein) or outside auditors of the Company;

(xiv) the voluntary amendment of any of the Certificates;

(xv) allowing any contribution to the capital of the Company by any Member in any form other than cash;

(xvi) any decision that Member Loans be utilized to fund additional Member Interest capital requirements rather than cash contributions, and the terms of such Member Loans;

(xvii) the registration of any equity or debt securities of any Company Group Member under applicable United States federal or foreign securities Laws or any public offering of equity or debt securities of any Company Group Member;

(xviii) any agreement pursuant to which any Company Group Member would be prohibited or restricted from engaging in any lawful business or activity or competing with any Person in any geographic area;

(xix) [Intentionally Deleted];

(xx) any action by any Company Group Member that would subject any Company Group Member to the Standards of Conduct;

(xxi) except with respect to a Defaulting Member, distributing any cash or Assets of any Company Group Member in a manner that is not proportional to all outstanding Member Interests;

(xxii) issuing or committing to issue any additional Member Interests or other equity or debt securities of any Company Group Member or options to acquire any such securities;

(xxiii) causing any Company Group Member to acquire any Acquired Business or engage in any New Business (other than Asset Upgrades);

(xxiv) any incurrence, assumption or guaranty of any indebtedness for borrowed money by any Company Group Member;

(xxv) except for the rights and waivers set forth in Article 7, providing any indemnification rights to any Covered Person or waiving any claims against any Person;

(xxvi) any establishment of any subsidiary or any acquisition of any equity interests in another Person (other than investment of Company Group Member funds in publicly-traded securities);

(xxvii) approval of any decision that any Company Group Member sell, assign or otherwise transfer its ownership interest in any Company Technology; and

(xxviii) any loan of Company Group Member funds or assets to any Person (excluding for this purpose accounts receivable on normal commercial terms).

(c) All matters identified in this Section 5.1(c) shall require the affirmative vote of Board Members representing seventy five percent (75%) of the Total Votes, except for those matters identified in Sections 5.1(c)(v) and (xviii), which shall require the affirmative vote of Board Members appointed by Members that are not the counterparty or Affiliates of the counterparty under the relevant contract representing seventy five percent (75%) of the Total Votes held by such Members:

(i) approval of any Annual Work Program and Budget or Development Work Program, and any amendment thereto;

(ii) delegation of authority to the officers of the Company to enter into certain Company Group Commercial Contracts (the Management Board shall use commercially reasonable efforts to make such delegations within thirty (30) days of the Closing Date);

(iii) execution of any Other Material Company Group Contract to be entered into by any Company Group Member, and any material amendment of or voluntary termination of any such Other Material Company Group Contract;

(iv) execution of any Company Group O&M Contract to be entered into by any Company Group Member that requires the approval of the Management Board pursuant to Section 6.4, and any material amendment of or voluntary termination of any such Company Group O&M Contract (provided that approval of any matters described in Section 6.4(b) shall require the approval specifically set forth therein);

(v) execution of any Affiliate Contract to be entered into by any Company Group Member, and any material amendment of or voluntary termination of any such Affiliate Contract;

(vi) approval of the final terms of any financing and security arrangements relating to the Business, including execution of any notes, bonds, indentures, loan agreements or other material agreements between any Company Group Member and lenders, and any amendment or voluntary termination of any such agreement;

(vii) creation of any new office, other than the officers specifically set forth in Section 5.9(b), determination of the rights, powers, privileges and duties of such new office, appointment of any Person to any such new office, and termination of any such new office;

(viii) approval of the final terms of any settlement by any Company Group Member in respect of the Business of any claim or suit or series of related claims or suits for an amount, or initiation of any legal action or arbitration by or on behalf of any Company Group Member: (A) for an amount in excess of one hundred thousand dollars (US$100,000); or (B) against any Governmental Authority;

(ix) except as may be required by Law, altering, amending or waiving the insurance requirements for the Company Group Members set forth on Schedule 5.13;

(x) approval of any decision to distribute Available Cash more frequently than on a Calendar Quarter basis;

(xi) approval of any decision to dispose of Assets that have a value in excess of one million dollars (US$1,000,000) but not more than five million dollars (US$5,000,000) in any transaction or series of related transactions;

(xii) appointment of any officer of any Company Group Member in accordance with Section 5.9(a), removal of any officer of any Company Group Member (other than a seconded officer, which is addressed in Section 5.1(c)(xix) below), removal of the Tax Member and appointment of any successor Tax Member;

(xiii) any election to use the remedial allocation method for any Assets pursuant to Section 4.4;

(xiv) replacement of the Company’s registered office or registered agent in Delaware;

(xv) decisions regarding the Assumed Tax liability of any Member pursuant to Section 4.6(d), or the amount of withholdings from distributions pursuant to Section 4.7;

(xvi) approval of a place of business of the Company in addition to the principal office of the Company designated pursuant to Section 1.5;

(xvii) terminating, amending or altering any of the Services Agreements;

(xviii) requests for services by the Company Group Members under any Services Agreement, and the terms and conditions for the provision of such services;

(xix) removal of a secondee pursuant to Section 6.2(A)(4) of any Secondment Agreement (provided that Management Board approval shall not be required to remove a secondee that is not an officer of the Company and such non-officer secondees may be removed pursuant to Section 5.9(g));

(xx) internal control programs for the Company Group Members established by the Vice President of Finance and Business Services;

(xxi) opening any bank account for any Company Group Member or designating or changing any signatory on any such account; and

(xxii) any other matter primarily relating to the Business or the Assets not otherwise identified in Section 5.1(b) or this Section 5.1(c) which requires the approval of the Management Board pursuant to the terms of this Agreement.

(d) Notwithstanding anything to the contrary herein, the Management Board shall be deemed to have approved any activities to be performed by the Company Group Members in connection with the performance of Member Requested Services or Asset Upgrades and execution and performance of Article 13 Contracts.

(e) All decisions taken by the Management Board pursuant to this Section 5.1 shall be conclusive and binding on all Members.

Section 5.2 Number, Tenure and Qualification.

(a) The Management Board shall consist of eight (8) Board Members. Each of BG Affiliate Group and EXCO Affiliate Group shall be entitled to appoint four (4) Board Members and three (3) alternate Board Members. Each of (i) the Board Members of the BG Affiliate Group and (ii) the Board Members of the EXCO Affiliate Group shall be referred to as a separate group (each a “Group”) such that the Management Board shall be comprised of at least two different Groups of Board Members. The Board Members appointed by a Member, or in any absence of such Board Member, any alternate appointed by such Member, shall be authorized to represent and bind such Member with respect to any matter which is within the powers of the Management Board and is properly brought before the Management Board. Each alternate Board Member shall be entitled to attend Management Board meetings. The Board Members and alternate Board Members may also bring to any Management Board meetings such advisors as they may deem appropriate. Each Affiliated Member Group shall appoint its initial Board Members and alternate Board Members by notice to the other Members on or prior to the first meeting of the Management Board or the first required vote of the Management Board. All actions of a Member with respect to a Management Board shall be taken through its Board Members or alternate Board Members.

(b) Each of BG Affiliate Group and EXCO Affiliate Group shall have the right to change any of its Board Members and its alternate Board Members at any time by giving notice of such change to the Company and the other Members.

(c) Any Board Member designated in accordance with this section shall be immediately removed from the Management Board at any time that the Affiliated Member Group that designated such Board Member ceases to own any Member Interest.

(d) A Board Member need not be a resident of the State of Delaware. A Board Member shall hold office until the Board Member’s successor shall be duly elected and shall qualify or until the earlier of such Board Member’s withdrawal, death, removal or resignation.

(e) A Person that serves as a Board Member shall not be required to be a Board Member as his sole and exclusive occupation, and a Board Member may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company.

Section 5.3 Voting Proxies; Quorum; Meetings of Management Board; No Fiduciary Duties.

(a) A Board Member may vote at a meeting by a written proxy executed by that Board Member and delivered to another Board Member. Except as provided in Section 5.3(b), attendance (either in person, by remote communication pursuant to Section 5.3(l), or by proxy) of Board Members representing Members holding more than fifty percent (50%) of the Total Votes shall constitute a quorum for the transaction of Business at a meeting of the Management Board. The Board Members, collectively, shall have a total of 100 votes, as may be adjusted below (the “Total Votes”) to cast on any action of the Management Board, with (i) the Group of Board Members elected by the BG Affiliate Group being entitled to cast the number of votes equal to the product (rounded to the nearest tenth) of (x) a fraction the numerator of which is number of the aggregate Member Interests of the members of the BG Affiliate Group and the denominator which is the sum of all Members’ Member Interests and (y) 100, and (ii) the Group of Board Members elected by the EXCO Affiliate Group being entitled to cast the number of votes equal to the product (rounded to the nearest tenth) of (x) a fraction the numerator of which is the number of the aggregate Member Interests of the members of the EXCO Affiliate Group and the denominator which is the sum of all Members’ Member Interests and (y) 100. If the calculation does not yield exactly 100 votes, then each Group of Board

Members’ votes shall be rounded to the nearest 0.01. Any Board Member of a Group of Board Members may cast any or all votes entitled to be cast by that Group of Board Members. Except as otherwise expressly provided in this Agreement, any action or event relating to Business conducted at a Management Board meeting shall be deemed approved if such action or event receives the required Management Board approval at a meeting at which a quorum is present.

(b) Notwithstanding anything to the contrary in this Agreement, any actions by any Company Group Member in connection with a breach, default or indemnity or other claims (or alleged breach, default, indemnity or other claims) by a Member or its Affiliate under an Affiliate Contract or other transaction with a Member or its Affiliate (such as a waiver of the breach or default, notice of breach or event of default or notice of termination for breach or default in accordance with the terms of the Affiliate Contract) or enforcement or exercise of any of the applicable Company Group Member’s rights or remedies in respect to such breach, default or indemnity or other claim (or alleged breach, default, indemnity or other claim) or otherwise under such Affiliate Contract or in connection with such transaction (collectively, “Enforcement Activities”) shall be conducted by or under the direction of the Management Board, provided that any Board Member designated by a Member (a “Conflicted Member”) that is, or has an Affiliate (other than the Company) that is the counterparty under such Affiliate Contract or to such transaction shall not participate in any vote regarding such Enforcement Activities at any meeting of such Management Board, shall not be required to be present to constitute a quorum of such Management Board and shall not be counted for purposes of determining whether such actions by the applicable Company Group Member receive the minimum vote necessary to take such action; provided, further, that no officer or other agent of the Company that is also a present officer, director, member, manager, stockholder, partner, employee or other agent or Affiliate of a Conflicted Member or one of its Affiliates shall have any obligation to take or refrain from taking any action on behalf of any Company Group Member or be requested or required by any Company Group Member or Management Board to take or refrain from taking any action with respect to any Enforcement Activities including such Conflicted Member, except to provide information, documents and other related items reasonably requested by any Company Group Member or any Member in connection with such Enforcement Activities. Except with respect to such Person’s failure to provide information, documents or other related items requested by such Company Group Member in connection with such Enforcement Action and to provide testimony, give evidence and otherwise participate in any suit, litigation, arbitration or other dispute resolution proceeding involving the Conflicted Member, any such Person’s failure or refusal to take or refrain from taking any such action shall not constitute: (i) a breach of any duty, fiduciary or otherwise, owed by such Person to the Company; or (ii) fraud, bad faith or willful misconduct on the part of such Person. Any officer, director, manager, member, stockholder, partner, employee or other agent of a Member, or an Affiliate of such Member, is authorized to take or refrain from taking any action on behalf of the Company associated with any Enforcement Activities described in the foregoing two sentences. For the avoidance of doubt, removal of a secondee under Section 6.2 (other than removal of a secondee pursuant to Section 6.2(A)(4)) of any Secondment Agreement shall be an Enforcement Activity.

(c) The Management Board may establish such subcommittees as it may deem appropriate. The functions of such subcommittees shall be to serve in an advisory capacity only. Each Member shall have the right to appoint a representative to each subcommittee.

(d) The President and General Manager may call a meeting of the Management Board by giving notice to the Members at least fifteen (15) days in advance of such meeting. Any Member may request a meeting of the Management Board by giving notice to the other Members and the President and General Manager, which notice shall include any proposals being proposed by such Member for consideration at the meeting (including appropriate supporting information not previously distributed to such Members). Upon receiving such request, the President and General Manager shall call such meeting for a date not less than fifteen (15) days nor more than twenty (20) days after receipt of the request.

(e) Each notice of a meeting of a Management Board as provided by the President and General Manager shall contain: (i) the date, time and location of the meeting; (ii) an agenda of the matters and proposals to be considered and/or voted upon; and (iii) copies of all proposals to be considered at the meeting (including appropriate supporting information not previously distributed to the Members). A Member, by notice to the other Members and the President and General Manager, which notice shall include any additional proposals being proposed by such Member to be considered at the meeting (including appropriate supporting information not previously distributed to the Members), given not less than five (5) Business Days prior to a meeting, may add additional matters to the agenda for a meeting. On the request of a Member, and with the unanimous consent of all other Members, the Management Board may consider at a meeting a proposal not contained in such meeting agenda.

(f) There shall be at least one (1) meeting of the Management Board per Calendar Quarter unless all Members agree in writing to the contrary. Meetings of each subcommittee shall take place as often as the Management Board shall determine. All meetings of the Management Board and each subcommittee shall be held in the principal offices of the Company, or elsewhere as the Management Board or such subcommittee may mutually decide, which alternate location may be within or outside the State of Delaware.

(g) With respect to meetings of the Management Board and each subcommittee, the President and General Manager’s duties shall include timely preparation and distribution of the agenda.

(h) Until the first anniversary of the Closing Date, the chairman of the Management Board shall be a Board Member designated by the EXCO Affiliate Group. Thereafter, the right to appoint the chairman of the Management Board shall be rotated on an annual basis among the Affiliated Member Groups, with such rotation proceeding in order of highest aggregate Member Interests of such Affiliated Member Groups (and alphabetically among Affiliated Member Groups with identical aggregate Member Interests), and with the Member named in the preceding sentence being excluded from the first round of rotation; provided however that (i) any Affiliated Member Group holding less than twenty-five percent (25%) of the aggregate Member Interests of the Company shall not be included in the foregoing rotation and shall not have a right to appoint the chairman of the Management Board and (ii) any Affiliated Member Group that is created as the result of a Transfer of a Member Interest shall be added to the end of the rotation at the time of such Transfer. Any Affiliated Member Group may waive its right to appoint the chairman. For the avoidance of doubt, the chairman shall have no special casting or deciding vote on any matter presented to the Management Board. The chairman of the Management Board shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at such Management Board meeting. Each Board Member shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of such Management Board.

(i) The secretary of the Management Board shall provide each Member with a copy of the minutes of each Management Board meeting within fifteen (15) Business Days after the end of the meeting. Each such Member shall have fifteen (15) days after receipt of such minutes to give notice to the secretary of any objections to the minutes. A failure to give notice specifying objection to such minutes within said fifteen (15) day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Section 5.3(h) shall take precedence over the minutes described above.

(j) In lieu of a meeting, any Member may submit any proposal that is within the powers of the Management Board to approve or disapprove to the Management Board for a vote by notice. The proposing Member shall notify the President and General Manager with written materials describing the proposal and the President and General Manager shall provide a copy of such proposal to each Member. Any such proposal by a proposing Member shall include with such proposal adequate documentation to enable the other Members to make a decision. Each Member (including the proposing Member) shall communicate its vote on the proposal by notice to the President and General Manager and the other Members within fifteen (15) days after receipt of the proposal from the President and General Manager, unless such proposal, together with any other increases to an approved Annual Work Program and Budget for a Calendar Year, if accepted, would result in aggregate spending pursuant to such Annual Work Program and Budget of more than ten percent (10%) in excess of the original amount of the Annual Work Program and Budget approved pursuant to Section 6.2 (or, in the case of the Annual Work Program and Budget for Calendar Year 2010, attached hereto as Exhibit “E-2”) or, once amended to increase the amount of the Annual Work Program and Budget ten percent (10%) above the then existing amount in accordance with Section 6.2(e), the amended amount of the Annual Work Program and Budget, in which case each Member (including the proposing Member) shall communicate its vote on the proposal by notice to the President and General Manager and the other Members within sixty (60) days after receipt of the proposal from the President and General Manager. Any Member failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal. Within five (5) Business Days following the expiration of the relevant time period, the President and General Manager shall give each Member a confirmation notice stating the tabulation and results of the vote on such proposal.

(k) From time to time, the Management Board may approve guidelines, standards or procedures regarding the implementation of Business to be observed in the conduct of Business by the Company Group Members.

(l) Board Members may participate in any meeting by means of conference telephone or similar remote communications equipment by means of which all Persons participating in the meeting can hear each other and participation in such a meeting shall constitute presence in person at such meeting.

(m) Attendance of a Board Member at any meeting of the Management Board (including by telephone or similar remote communication equipment) shall constitute a waiver of notice of such meeting, except where such Board Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened and notifies the other Board Members at such meeting of such purpose.

(n) No Board Member, nor any Member appointing any such Board Member, shall owe any fiduciary duty to the Company, any other Member or Members as a group in connection with the activities of the Board Members or the Management Board, and no Board Member, nor any Member or Member(s) appointing any such Board Member, shall be obligated to act in the interests of the Company, any other Member or Members as a group. To the extent permitted by Law, the Board Members shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law or at equity.

(o) All notices and communications required or permitted to be given to the Board Members and the President and General Manager pursuant to this Article 5 shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), or sent by pdf via e-mail, addressed to the appropriate Member at the address for such Member shown below or at such other address as such Member shall have theretofore designated by written notice delivered to the Member giving such notice:

If to the President and General Manager:

Appalachia Midstream, LLC

3000 Ericsson Dr., Suite 200

Warrendale, Pennsylvania 15086

Attention: President and General Manager

Telephone: (724) 720-2500

Fax: (724) 720-2505

If to the EXCO Affiliate Group:

EXCO Holding (PA), Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Harold Hickey

Telephone: (214) 368-2084

Fax: (214) 368-8754

E-mail: hhickey@excoresources.com

With copies to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: Stephen F. Smith

Telephone: (214) 368-2084

Fax: (214) 706-3409

E-mail: ssmith@excoresources.com

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: William L. Boeing

Telephone: (214) 368-2084

Fax: (214) 706-3409

E-mail: lboeing@excoresources.com

If to the BG Affiliate Group:

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Jon Harris

Telephone: (713) 599-4000

Fax: (713) 599-4250

E-mail: Jon.Harris@bg-group.com

With a copy to:

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Bill Way

Telephone: (713) 599-4000

Fax: (713) 599-4250

E-mail: Bill.Way@bg-group.com

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission or email during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Members may change the address, telephone numbers, facsimile numbers and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 5.3(o).

Section 5.4 Resignation of Board Members. A Board Member may resign from the position of Board Member at any time by giving written notice to the other Board Members. The resignation of a Board Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.5 Removal of Board Members. Subject to the automatic removal procedures set forth in Section 5.2(c), a Board Member may only be removed by the consent of the Affiliated Member Group then entitled to designate such Board Member in accordance with Section 5.2(a).

Section 5.6 Vacancies. Any vacancy in the position of a Board Member that is created by the death, resignation or removal of a Board Member shall be filled only by consent of the Affiliated Member Group then entitled to designate such Board Member in accordance with Section 5.2(a). A Board Member elected to fill a vacancy shall hold office until a successor shall be elected and shall qualify, or until the Board Member’s earlier death, resignation or removal.

Section 5.7 Fees and Expenses of Board Members. A Board Member shall not be entitled to any fees for serving as a Board Member. A Board Member shall be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred by such Board Member in its capacity as a Board Member.

Section 5.8 No Power of Members to Bind Company. No Member shall have any power or authority to bind the Company in any way, to pledge the Company’s credit or to render it liable for any purpose.

Section 5.9 Delegation of Authority; Officers.

(a)

(i) The Management Board shall have the power to elect, delegate authority to, and remove such officers, employees, agents and representatives of the Company and the other Company Group Members as the Management Board may from time to time deem appropriate; provided, however, that each officer appointee of such Person (other than those interim officers appointed as of the Closing Date) shall serve a three (3) year term commencing as of the date of the appointment of such officer, subject to each officer’s appointment being subject to an annual ratification vote by the Management Board. After any Management Board vote not to ratify the appointment of any officer, the Management Board shall, as soon as reasonably practicable thereafter, appoint a replacement officer, which replacement officer shall serve a three (3) year term (subject to annual ratification votes as described in this Section 5.9(a)(i)).

(ii) As of the Closing Date, the Management Board has appointed certain Persons to serve as interim officers of the Company by written resolution. The Management Board shall use commercially reasonable efforts to identify and create any other officer positions of the Company that it deems necessary or desirable, and elect all officers (including the officer positions being served by interim officers as of the Closing Date) of the Company that are to serve three (3) year terms (subject to annual ratification votes in accordance with Section 5.9(a)(i)) within 30 days of the Closing Date.

(iii) Any delegation of authority to take any action must be approved in the same manner as would be required for the Management Board to approve such action directly. Any salaries paid by the Company to employees and agents of the Company shall be fixed by the Management Board in accordance with an approved Annual Work Program and Budget. All amounts to be reimbursed to the employer of any person seconded to any Company Group Member shall be as set forth in the form of the Secondment Agreement and shall be included in the applicable Annual Work Program and Budgets.

(b) The Company’s officers as of the Closing Date shall be as follows:

(i) President and General Manager. The President and General Manager shall be the chief executive officer of the Company responsible for the day to day direction of the Company, shall see that all decisions and resolutions of the Management Board are implemented, and, until such time as the percentage of member interests owned by EXCO Member and its Affiliates in Operator is not equal to the percentage of Member Interests owned by the EXCO Affiliate Group, the percentage of member interests owned by BG Member and its Affiliates in Operator is not equal to the percentage of Member Interests owned by the BG Affiliate Group, or otherwise decided by the Management Board, shall report to the president and general manager of Operator. The President and General Manager shall be based in the Company’s principal office. If (A) the BG Affiliate Group possesses at least a twenty five percent (25%) Member Interest and (B) the EXCO Affiliate Group possesses at least a twenty five percent (25%) Member Interest, the BG Affiliate Group and the EXCO Affiliate Group shall jointly identify and approve the individual to serve as the President and General Manager, who shall serve until the earlier of his resignation, removal or expiration of term. Upon a Change in Control of either the BG Affiliate Group or the EXCO Affiliate Group and provided that the Affiliated Member Group that has not suffered a Change in Control possesses at least a twenty-five percent (25%) Member Interest, such Affiliated Member Group shall, for a period of three (3) years after the Change in Control of such other Affiliated Member Group, have the exclusive right to nominate candidates for the position of President and General Manager to the Management Board for its approval for each subsequent term. Thereafter, each Affiliated Member Group that possesses at least a twenty-five percent (25%) Member Interest shall have the right to nominate candidates for the position of President and General Manager. The President and General Manager’s rights, powers, privileges and duties shall include:

(A)	making calls for additional capital contributions and Member Loans pursuant to Sections 3.2 and 3.4;

(B)	preparing proposed Annual Work Program and Budgets, and implementing each approved Annual Work Program and Budget, subject to the other terms of this Agreement;

(C)	as the representative of the Company, directing the Subsidiaries to take actions, or refrain from acting, in accordance with the determinations of the appropriate Member Interests in accordance with the terms of this Agreement;

(D)	those duties set forth in Section 5.3 with respect to Management Board and subcommittee meetings;

(E)	supervising and coordinating the activities of the other officers and managers of the Company Group Members;

(F)	administering the day-to-day corporate affairs of the Company, including coordinating with the Member service providers under the Services Agreements with respect to the day-to-day provision of services under such agreements; and

(G)	such other rights, powers, privileges and duties as may be determined by the Management Board from time to time.

(ii) Vice President of Commercial Operations and Business Development. The Vice President of Commercial Operations and Business Development shall be the officer of the Company responsible for the commercial and business development activities of the Company. The Vice President of Commercial Operations and Business Development shall be based in the Company’s principal office or such other location as the Management Board may determine. Each Affiliated Member Group shall have the right to nominate candidates for the position of Vice President of Commercial Operations and Business Development to the Management Board for its approval. The Vice President of Commercial Operations and Business Development’ rights, powers, privileges and duties shall include:

(A)	supervising and coordinating all business development activities of the Company Group Members, including land department, gas control/SCADA and the balancing of all midstream systems, and negotiation of Company Group Commercial Contracts pertaining to gas transportation and gathering, as well as ensuring that all Company Group projects are completed in a timely manner;

(B)	managing the relationships of the Company Group Members with all Governmental Authorities;

(C)	assisting the President and General Manager with the preparation of that portion of each proposed Annual Work Program and Budget relating to the commercial activities to be performed pursuant to such proposed Annual Work Program and Budget; and

(D)	such other rights, powers, privileges and duties as may be determined by the Management Board or delegated by the President and General Manager from time to time.

(iii) Vice President of Engineering and Construction. The Vice President of Engineering and Construction shall be the officer of the Company responsible for the engineering and construction activities of the Company. The Vice President of Engineering and Construction shall be based in the Company’s principal office. Each Affiliated Member Group shall have the right to nominate candidates for the position of Vice President of Engineering and Construction to the Management Board for its approval. The Vice President of Engineering and Construction’s rights, powers, privileges and duties shall include:

(A)	supervising and coordinating all project engineering activities of the Company;

(B)	overseeing all construction activities of the Company;

(C)	supervising and administering all document control functions associated with construction activities of the Company Group Members;

(D)	assisting the President and General Manager with the preparation of that portion of each proposed Annual Work Program and Budget relating to the engineering and construction activities to be performed pursuant to such proposed Annual Work Program and Budget;

(E)	upon the elimination of the office of Vice President of Asset Integrity pursuant to Section 5.9(b)(vii)(B), those rights, powers, privileges and duties of the Vice President of Asset Integrity as of such time; and

(F)	such other rights, powers, privileges and duties as may be determined by the Management Board or delegated by the President and General Manager from time to time.

(iv) Vice President of Operations and Maintenance. The Vice President of Operations and Maintenance shall be the officer of the Company responsible for the operations and maintenance activities of the Company. The Vice President of Operations and Maintenance shall be based in the Company’s principal office. Each Affiliated Member Group shall have the right to nominate candidates for the position of Vice President of Operations and Maintenance to the Management Board for its approval. The Vice President of Operations and Maintenance’s rights, powers, privileges and duties shall include:

(A)	supervising and coordinating all operations and maintenance activities of the Company Group Members, including all associated field and control room activities;

(B)	supervising all procurement and contracting activities of the Company Group Members, in accordance with the policies and procedures of the Company approved by the Management Board and in the absence of such approved policies and procedures, in accordance with policies and procedures approved by the President and General Manager;

(C)	supervising all product quality and measurement activities of the Company Group Members;

(D)	assisting the President and General Manager with the preparation of that portion of each proposed Annual Work Program and Budget relating to the operations and maintenance activities to be performed pursuant to such proposed Annual Work Program and Budget; and

(E)	such other rights, powers, privileges and duties as may be determined by the Management Board or delegated by the President and General Manager from time to time.

(v) Vice President of HSSE. The Vice President of HSSE shall be the officer of the Company responsible for the HSSE activities of the Company. The Vice President of HSSE shall be based in the Company’s principal office. Each Affiliated Member Group shall have the right to nominate candidates for the position of Vice President of HSSE to the Management Board for its approval. The Vice President of HSSE’s rights, powers, privileges and duties shall include:

(A)	supervising and coordinating all regulatory compliance activities of the Company Group Members;

(B)	managing compliance of each Company Group Members with the HSSE Principles, the HSSE Plan and the HSSE Management System;

(C)	establishing and managing a program to track greenhouse gas emissions from the Assets;

(D)	assisting the President and General Manager with the preparation of that portion of each proposed Annual Work Program and Budget relating to the HSSE activities to be performed pursuant to such proposed Annual Work Program and Budget; and

(E)	such other rights, powers, privileges and duties as may be determined by the Management Board or delegated by the President and General Manager from time to time.

(vi) Vice President of Finance and Business Services. The Vice President of Finance and Business Services shall be the officer of the Company responsible for the accounting, finance, human resources, legal, information technology and procurement activities of the Company. The Vice President of Finance and Business Services shall be based in the Company’s principal office. Any Affiliated Member Group shall have the right to nominate candidates for the position of Vice President of Finance and Business Services to the Management Board for its approval. The Vice President of Finance and Business Services’s rights, powers, privileges and duties shall include:

(A)	supervising and coordinating all accounting and finance activities of the Company Group Members;

(B)	establishing and maintaining internal controls for each Company Group Member;

(C)	creating the reports identified in Section 8.4 or, if applicable, working with the independent auditor of the Company to facilitate the creation of the reports identified in Section 8.4;

(D)	analyzing the credit risk of each counterparty with whom a Company Group Member does business;

(E)	supporting the Vice President of Operations and Maintenance in all procurement and contracting activities of the Company Group Members;

(F)	supervising and coordinating all human resources activities of the Company Group Members;

(G)	procurement of services from the Members in accordance with the Services Agreements, including legal and information technology services;

(H)	assisting the President and General Manager with the preparation of that portion of each proposed Annual Work Program and Budget relating to the accounting and finance activities to be performed pursuant to such proposed Annual Work Program and Budget;

(I)	maintaining the books and records of each Company Group Member, including those relating to commercial activities of each Company Group Member;

(J)	within one hundred twenty (120) days following the Closing Date, reviewing the Company’s bribery and corruption control procedures and proposing to the Management Board any modifications or additional procedures considered necessary for the Company to have adequate procedures to prevent bribery and corruption;

(K)	coordinating and overseeing the services provided under the Services Agreements; and

(L)	such other rights, powers, privileges and duties as may be determined by the Management Board or delegated by the President and General Manager from time to time.

(vii) Vice President of Asset Integrity.

(A)

The Vice President of Asset Integrity shall be the officer of the Company responsible for the development and ongoing monitoring of systems to manage the physical assets of the Company to ensure that their operational performance and profitability is as intended (with respect to selection, maintenance, inspection, modification and renewal).

The Vice President of Asset Integrity shall be based in the Company’s principal office. Each Affiliated Member Group shall have the right to nominate candidates for the position of Vice President of Asset Integrity to the Management Board for its approval. The Vice President of Asset Integrity’s rights, powers, privileges and duties shall include:

(1)	conducting the gap analysis provided for in Section 5.11(a);

(2)	working with the Vice President of Engineering and Construction and the Vice President of Operations and Maintenance, develop and submit to the Management Board the appropriate technical standards for the design, construction and operation of Midstream Assets;

(3)	based upon the gap analysis and agreed technical standards, conducting a risk assessment to prioritize the actions and budgets necessary to close any gaps;

(4)	developing ongoing inspection, testing and condition monitoring plans with a system to capture all related data, records and reports;

(5)	providing auditing and compliance assurance;

(6)	establishing and, thereafter, managing a program to track greenhouse gas emissions from the Assets; and

(7)	such other rights, powers, privileges and duties as may be determined by the Management Board or delegated by the President and General Manager from time to time.

(B)

Notwithstanding anything to the contrary herein, on the third (3rd) anniversary of the appointment of the first Vice President of Asset Integrity, the office of Vice President of Asset Integrity shall be eliminated, provided that all rights, powers, privileges and duties of the Vice President of Asset Integrity as of the time of the elimination of such office shall become the rights, powers, privileges and duties of the Vice President of Engineering and Construction (in addition to those rights, powers, privileges and duties then held by the Vice President of Engineering and Construction).

(c) Unless otherwise agreed by the Management Board, all officers of the Company shall be seconded to the Company by the Members pursuant to a secondment agreement substantially in the form of Exhibit “C” attached hereto. Simultaneously with the execution of this Agreement, each initial Member and the Company shall enter into a secondment agreement substantially in the form of Exhibit “C”. Each Affiliated Member Group with a Member Interest greater than twenty five percent (25%) shall have the right but not the obligation to second its or its Affiliates’ employees to the Company; provided, however, that the officers of the Company must be approved by the Management Board pursuant to Section 5.1(c) and all employees and secondees of the Company that are not officers must be approved by the President and General Manager in accordance with the Annual Work Program and Budget; provided that: (i) if the BG Affiliate Group possesses a Member Interest greater than twenty five percent (25%), the BG Affiliate Group shall have the right but not the obligation to second one or more of its or its Affiliates’ employees to the Company in each business and technical area of the Company; and (ii) if the EXCO Affiliate Group possesses a Member Interest greater than twenty five percent (25%), the EXCO Affiliate Group shall have the right but not the obligation to second one or more of its or its Affiliates’ employees to the Company in each business and technical area of the Company.

(d) Each Member shall use commercially reasonable efforts to cause its employees that are officers of any of the Company Group Members (including as secondees) to perform their respective duties in good faith, in accordance with this Agreement and in a manner such officers reasonably believe to be in or not opposed to the best interests of the Company Group Members, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances. No Member shall be liable in damages to the Company Group Members or other Members for any action taken or not taken by such officer. The Company shall indemnify and hold harmless the officers and Board Members against liabilities to Third Parties in accordance with Section 7.2 below. Nothing in this Agreement is intended to alter, amend or waive each officer’s individual duty of loyalty to the Company Group Members.

(e) Any officer may resign at any time by prior written notice to the Management Board. Any officer shall be deemed to have resigned upon such officer’s death, or disability preventing performance of such officer’s duties.

(f) None of the officers of the Company shall be “managers” of the Company under Section 18-401 of the Delaware Act.

(g) Subject to the related expenditures being included in an approved Annual Work Program and Budget (including any overruns permitted by Section 6.2(f)) and only with the written approval of the President and General Manager, any officer of the Company that directly or indirectly supervises or will supervise such employee or secondee may hire and terminate employees that are not officers of the Company or another Company Group Member and second and terminate the secondment of individuals that are not officers of the Company or another Company Group Member in accordance with the applicable Secondment Agreement.

Section 5.10 Provision of Services by the Members.

(a) On and effective as of the Closing Date, the Company shall enter into a Services Agreement with BG North America, LLC in substantially the form attached hereto as Exhibit “D-1”.

(b) On and effective as of the Closing Date, the Company shall enter into a Services Agreement with EXCO Resources, Inc. in substantially the form attached hereto as Exhibit “D-2”.

(c) On and effective as of the Closing Date, the Company shall enter into a Services Agreement with Operator in substantially the form attached hereto as Exhibit “D-3”.

Section 5.11 Standard of Conduct; Health, Safety, Security and the Environment.

(a) All Business shall be conducted in compliance with the terms and conditions of: (i) all applicable Laws; and (ii) once approved by the Management Board in accordance with Sections 5.11(b), (c) and (d), appropriate HSSE guidelines and principles. The Company shall conduct, and cause each other Company Group Member to conduct, the Business as a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good midstream industry practice and appropriate technical standards and guidelines issued by the American Petroleum Institute, the American Society of Mechanical Engineers, the United States Department of Transportation and the American National Standards Institute, among others. Within twelve (12) months of signing this Agreement, the Company shall perform a gap analysis against a set of agreed technical standards for design, construction and operation of Midstream Assets. These standards shall be submitted to the Management Board for its approval and shall include appropriate technical standards and guidelines (as mentioned above), including agreed exceptions, and shall adhere to HSSE guidelines and principles agreed upon pursuant to Sections 5.11(b), (c) and (d).

(b) Within thirty (30) days following the Closing Date, the Management Board shall use good faith efforts to develop HSSE principles to be observed in the conduct of all Business (the “HSSE Principles”) which at a minimum include: (i) the goals of preventing injuries and providing a healthy, safe and secure working environment; (ii) protection of the environment; (iii) the responsibility to seek continuous improvement in HSSE performance; and (iv) the principle that level of risk is the primary criterion for facilities design.

(c) Within one hundred twenty (120) days following the Closing Date, the Management Board shall use good faith efforts to develop an HSSE plan to be observed in the conduct of all Business (the “HSSE Plan”) which is consistent with the HSSE Principles and the relevant technical standards and codes of practice issued by American professional bodies, including the American Petroleum Institute, the American Society of Mechanical Engineers, the American National Standards Institute, and all applicable Laws.

(d) Within two (2) years following the Closing Date, the Management Board shall have used good faith efforts to develop and implement an HSSE management system to be observed in the conduct all Business (an “HSSE Management System”) which addresses the HSSE risks specific to the conduct of all Business, and the management of controls to eliminate, reduce or mitigate HSSE risks.

(e) Within sixty (60) days following the Closing Date, the Management Board shall use good faith efforts to develop a policy for the Company Group Members regarding required disclosure of conflicts of interest that any Member, Affiliate of a Member, Company Group Member, and any officer, director or key employee of any Member, Affiliate of a Member or Company Group Member may have with the interests of any of the Company Group Members.

Section 5.12 Certain Reports.

(a) The Company shall provide the following data and reports, as they are currently produced or compiled, to each Member:

(i) as requested by a Member from time to time, copies of current gathering system maps;

(ii) engineering studies, development schedules and annual progress reports on development projects;

(iii) field performance reports;

(iv) copies of written notices provided by any third Person regarding violations or potential violations of applicable Law;

(v) copies of all material reports provided to any Governmental Authority;

(vi) upon written request of a Member, copies of any material correspondence between any of the Company Group Members and any Governmental Authority;

(vii) annual asset integrity plans and progress against said plan;

(viii) infrastructure project plans and monthly project progress reports when in progress through completion;

(ix) such other information as may be reasonably requested by a Member; and

(x) such other reports as may be directed by the Management Board.

(b) The Company shall, in the conduct of Business:

(i) report to the Members within 24 hours of the Vice President of HSSE receiving notice thereof, details of fatalities, lost time incidents, material environmental incidents and any other material incidents which (in each case) may present a reputational risk to any Company Group Member or Member and also provide copies of any written notices received from Governmental Authorities or Third Parties with respect to such fatalities and incidents;

(ii) prepare an HSSE report to be submitted to the Members on the fifteenth (15th) day of April, July, October and January of each year in respect of the previous three (3) months, and monthly with respect to item (ii)(C) only, with content to be agreed by the Management Board but containing at a minimum:

(A)	progress against the HSSE Plan applicable to such period;

(B)	status of HSSE actions relating to HSSE audits;

(C)	occupational safety indicators (e.g., fatalities and lost time incidents and frequency, recordable incidents and frequency and total man hours worked) of the Company Group Members (and as agreed to as part of the HSSE Plan in accordance with Section 5.11(c), its contractors and subcontractors);

(D)	known environmental incidents (e.g., leaks, spills, and cases of violations of environmental Laws and permits); and

(E)	HSSE related claims.

(iii) contractually require its contractors, subcontractors and suppliers of services to comply with all applicable Laws and all safety rules of the Company Group Members, and provide to its contractors and subcontractors copies of the HSSE Principles and HSSE Management System generated pursuant to Section 5.11(b) and (d) that are then in effect and use its commercially reasonable efforts to enforce such Persons’ compliance with such principles and system; and

(iv) with reasonable advance notice, permit the Members to have access during normal business hours (at their sole risk and expense, notwithstanding anything herein to the contrary) to operations, design phase activities, books and records, and representatives of the Company Group Members for the purpose of observing operations or conducting HSSE and asset integrity audits (provided that such Members shall (A) minimize any disruption to the operations and business of the Company Group Members caused by such observation or audits, and (B) adhere to all safety rules of such operator binding on Company Group Member personnel and the HSSE Principles and HSSE Management System then in effect while conducting such audits).

(c) The Company shall promptly notify the Members of any Third Party written claim or suit arising from Business of which the Company becomes aware that exceeds (or is reasonably expected to exceed) one hundred thousand dollars ($100,000), and, upon request of any such Member from time to time, shall further provide, in a timely manner, the then current information regarding the progress and status of any such claims or suits.

Section 5.13 Insurance Requirements. Subject to the Management Board’s authority under Section 5.1(c)(ix), the Company Group Members shall maintain the insurance coverage set forth on Schedule 5.13. For the avoidance of doubt, a Member may obtain such additional insurance as it deems advisable for its own account at its own expense provided such insurance does not prejudice any insurance arranged by the Company Group Members.

ARTICLE 6

ANNUAL WORK PROGRAM AND BUDGETS; CONTRACT AWARDS

Section 6.1 Development Work Program; Initial Work Program and Budget.

(a) The Management Board shall adopt, and modify from time to time, a multi-year work program for Midstream Activities to be conducted by the Company Group Members (the “Development Work Program”) as follows:

(i) The Management Board shall approve, within (90) days after the Closing Date, a work program for Development Operations through Calendar Year 2013, similar in form to the draft attached hereto as Exhibit “E-1”. Such work program shall constitute the Development Work Program applicable through Calendar Year 2013 except as otherwise revised, amended or modified by the Management Board.

(ii) On or before August 15 of each Calendar Year, commencing in Calendar Year 2012, the President and General Manager shall prepare, or cause to be prepared, and submit to the Management Board a revised Development Work Program setting forth the Development Operations to be carried out during the following two Calendar Years. Such proposed Development Work Program shall automatically include any Midstream Activities which were approved for such period as part of the prior Development Work Program unless the Management Board determines to the contrary. Unless otherwise agreed by the Management Board, within sixty (60) days after distribution of the proposed Development Work Program (or such later date as may agreed by the Management Board), the Management Board shall meet to consider, modify (if necessary) and approve or reject the proposed Development Work Program. Approval of the Development Work Program shall require the approval of the Management Board in accordance with Section 5.1(c)(i). If the Management Board does not approve any such Development Work Program on or prior to the first day of the following Calendar Year (for purposes of this Section 6.1(a)(ii), the “current Calendar Year”), then that portion of Development Work Program for the previous Calendar Year pertaining to operating expenses and multi-year expenditures previously approved by the Management Board for the current Calendar Year shall be the Development Work Program, if any, approved for the current Calendar Year in the preceding Calendar Year.

(b) The Annual Work Program and Budget for the remainder of Calendar Year 2010 is attached hereto as Exhibit “E-2”. The Management Board is hereby deemed to have approved the Annual Work Program and Budget for the remainder of Calendar Year 2010.

Section 6.2 Subsequent Work Program and Budgets. For each Calendar Year during the term of this Agreement commencing with Calendar Year 2011, an Annual Work Program and Budget shall be adopted as follows:

(a) On or before August 15 in the Calendar Year immediately preceding the relevant Calendar Year, the President and General Manager shall prepare, or cause to be prepared, and submit to the Management Board a proposed Annual Work Program and Budget for such applicable Calendar Year. Each such proposed Annual Work Program and Budget shall contain at least the following:

(i) inclusion of expenditures required by any Company Group Member under the terms of any Company Group Contract during such Calendar Year, except with the approval of such Management Board to the contrary;

(ii) itemized estimates of the expenditures covered by the proposed Annual Work Program and Budget (including each Member’s share thereof) by budget category, containing sufficient detail (to the extent available) to afford the ready identification of the nature, scope and duration of the activity in question;

(iii) estimates of the schedule pursuant to which each Member’s share of expenses included in the Annual Work Program and Budget are anticipated to be incurred by the Company; and

(iv) any other information requested in writing by a Member that can reasonably be provided by the Company.

(b) Itemized expenditures in an Annual Work Program and Budget may extend over more than one Calendar Year because such itemized expenditures represent activities or operations that require commitments in excess of one Calendar Year. Once itemized expenditures are approved, the President and General Manager shall not be required to resubmit them for approval of the applicable Management Board on an annual or other periodic basis, but instead all such items shall be automatically included in future Annual Work Program and Budgets as items which have already been approved.

(c) The President and General Manager shall regularly consult with the Management Board during the preparation of each proposed Annual Work Program and Budget. Following receipt of a proposed Annual Work Program and Budget, each Member shall furnish to the President and Management Board any comments, suggestions or proposed amendments it may have respecting such proposed Annual Work Program and Budget as soon as may be reasonably practicable, and the President and General Manager shall consider and discuss such comments, suggestions and proposed amendments with such Management Board. Unless otherwise agreed by the Management Board, within sixty (60) days after distribution of each proposed Annual Work Program and Budget for a Calendar Year, the Management Board and the President and General Manager shall meet to consider, modify (if necessary) and approve or reject such proposed Annual Work Program and Budget. Subject to Section 6.2(d), approval of an Annual Work Program and Budget shall require the approval of the Management Board in accordance with Section 5.1(c).

(d) In the event an Annual Work Program and Budget is not approved on or prior to the first day of the Calendar Year to which such Annual Work Program and Budget pertains (for purposes of this Section 6.2(d), the “relevant Calendar Year”), the Management Board shall be deemed to have approved an Annual Work Program and Budget for the relevant Calendar Year that includes the following: (i) the Midstream Activities scheduled to be performed during the relevant Calendar Year as set forth in the Development Work Program, if any, and associated costs reasonably required to implement such Midstream Activities; (ii) Operating Expenses equal to the amount of Operating Expenses actually expended in connection with the Business in the previous Calendar Year; (iii) those multi-year expenditures previously approved by the Management Board pursuant to Section 6.2(b), that are attributable to the relevant Calendar Year; (iv) existing payment commitments to any Person under Company Group Contracts (including the Services Agreements) in such Calendar Year and other costs and expenses necessary to allow the Company Group Members to comply with their obligations under all Company Group Contracts (including the Services Agreements); (v) taxes payable by the Company Group Members; and (vi) payroll and benefits of all employees and all charges to the Company under the Secondment Agreements in respect of any Person seconded to any Company Group Member.

(e) Any Member may propose to amend the Development Work Program or an Annual Work Program and Budget by notice to the Management Board and the President and General Manager. Approval of any such amendment shall require the approval of the Management Board in accordance with Section 5.1(c)(i). Notwithstanding any provision of Section 5.3 to the contrary, each Member shall have sixty (60) days to consider any proposed amendment that would increase the estimated costs of the Development Work Program for any Calendar Year or any Annual Work Program and Budget by more than ten percent (10%). To the extent that such amendment is approved by the Management Board, the Development Work Program and the relevant Annual Work Program and Budget shall be deemed amended accordingly, provided that any such amendment shall not invalidate any commitment or expenditure already made by any Company Group Member in accordance with any previous authorization given pursuant hereto.

(f) Approval by the Management Board of an Annual Work Program and Budget shall constitute the Management Board’s deemed approval for the Company Group Members to expend up to ten percent (10%) in excess of the authorized amount for any category of the Annual Work Program and Budget, not to exceed in the aggregate ten percent (10%) of the aggregate amount applicable to the Annual Work Program and Budget, and less, in each case, any amounts included as line items for contingencies and overruns with respect to such operations in such category of the Annual Work Program and Budget. The President and General Manager shall promptly notify the Management Board of any expenditure made by the Company Group Members in the exercise of the rights pursuant to this Section 6.2(f). The ten percent (10%) deemed approval level set forth in this Section 6.2(f) shall be calculated with respect to the original amount of the Annual Work Program and Budget or, once amended, the amended amount of the Annual Work Program and Budget, provided that no expenditures incurred pursuant to Section 6.2(g) shall be deemed to be included in an approved Annual Work Program and Budget for purposes of calculating the ten percent (10%) deemed approval levels pursuant to this Section 6.2(f), nor shall any such expenditures be considered to be amounts expended in excess of the authorized amount of any Annual Work Program and Budget for purposes of calculating the ten percent (10%) deemed approval levels.

(g) Notwithstanding anything to the contrary in this Agreement, the President and General Manager is expressly authorized to cause a Company Group Member to make Emergency Expenditures and incur liabilities without prior authorization or approval when necessary or advisable, in the President and General Manager’s good faith judgment, to deal with emergencies, including explosions, fires, spills, or any other similar event, which may endanger property, lives, or the environment and it is impractical to get the Management Board approval for such expenditures and incurrence of such liabilities. The President and General Manager shall as soon as practicable report to the Management Board the nature of any such emergency which arises, the measures it intends to take in respect of such emergency and the estimated related expenditures.

(h) To the extent reasonably within the control of the President and General Manager, operations described in an Annual Work Program and Budget shall be conducted at the time prescribed in such Annual Work Program and Budget.

(i) For the avoidance of doubt, any reference in this Agreement to an approved Annual Work Program and Budget or Development Work Program shall include an Annual Work Program and Budget or Development Work Program, as applicable, that is deemed to have been approved by the Management Board, and shall incorporate all approved amendments thereto and all modifications to the Annual Work Program and Budget or Development Work Program, as applicable, described herein that require no action on the part of the Management Board or the Members.

(j) Notwithstanding anything to the contrary in this Section 6.2, the Annual Work Program and Budget for each Calendar Year shall contain not less than the Business to be performed during such Calendar Year as set forth in the Development Work Program.

Section 6.3 Statement of Estimated Expenditures. Not later than twenty (20) days prior to the commencement of each Calendar Quarter during the term of this Agreement, the Company shall provide the Members a statement of the estimated costs to be incurred in such Calendar Quarter. Such statement shall be for informational purposes only, and, no approval of the Management Board shall be required for any of the costs identified therein to the extent such costs are included in an approved Annual Work Program and Budget.

Section 6.4 Company Group O&M Contract Awards.

(a) Subject to Sections 6.4(b) and (c), the Company shall award each Company Group O&M Contract to the best qualified contractor considering cost, ability, availability and HSSE performance considerations (in the Company’s reasonable opinion), to perform the contract without the obligation to tender, and without informing or seeking the approval of the Management Board. The procedures set forth in this Section 6.4 shall not apply to any contracts that have been awarded, or in respect of which invitations to tender have been issued, on or before the Closing Date, provided that the procedures set forth in this Section 6.4 shall apply to confirmations, service orders or purchase orders (whether written or oral) entered into on and after the Closing Date pursuant to existing master service agreements that were effective prior to the Closing Date.

(b) Affiliate Contracts. Prior to entering into any Company Group O&M Contract between a Company Group Member and a Member or an Affiliate of a Member, the Company shall be required to obtain the affirmative vote of the applicable Board Members of the Management Board pursuant to Section 5.1(c)(v).

(c)

(i) From and after the Closing Date, prior to entering into a Company Group O&M Contract not specifically and expressly approved as part of an approved Annual Work Program and Budget that can reasonably be expected to result in aggregate payments to the counterparty of more than five million dollars (US$5,000,000) during any twelve (12) consecutive Calendar Month period, the Company shall present a copy of the proposed Company Group O&M Contract to the Members, together with the tender list and tender evaluation criteria used to secure such proposed Company Group O&M Contract, for approval by the Members, acting as the Management Board. Each Member shall notify the Company and the Management Board of its approval or rejection of such Company Group O&M Contract within fifteen (15) Business Days of its receipt of such materials. Failure of a Member to respond within such period shall be deemed an approval of such Company Group O&M Contract. The Company may only enter into such proposed Company Group O&M Contract to the extent that the Management Board approves such Company Group O&M Contract.

(ii) From and after the Closing Date, prior to entering into a Company Group O&M Contract that can reasonably be expected to result in aggregate payments to the counterparty of more than one million dollars (US$1,000,000) during any twelve (12) consecutive Calendar Month period, commencing as of January 1 in any Calendar Year, except as provided in Section 6.4(c)(iii), a Company Group Member shall obtain proposals for such services from at least two (2) service providers. For the avoidance of doubt, a contract that automatically renews (is evergreen) on a month-to-month or other periodic basis that would meet the one million dollars (US$1,000,000) threshold if it remained in effect for an entire twelve (12) consecutive Calendar Month period commencing as of January 1 in any Calendar Year shall be considered subject to the requirements of the preceding sentence.

(iii) If any Company Group Member desires to award a Company Group O&M Contract that would otherwise be subject to Section 6.4(c)(i) without tender of proposals from more than one service provider, whether because only one competent service provider can provide the contracted-for-service or otherwise, such Company Group Member may do so only with the prior approval of the Management Board pursuant to Section 5.1(c)(iv). The Company Group Member shall present a copy of the proposed Company Group O&M Contract to the Management Board. Each Board Member shall notify the Company, and the rest of the Management Board, of its approval or rejection of such Company Group O&M Contract within fifteen (15) Business Days of its receipt of such Company Group O&M Contract. Failure of a Board Member to respond within such period shall be deemed an approval of the award of such Company Group O&M Contract. A Company Group Member may only enter into a proposed Company Group O&M Contract that would otherwise be subject to Section 6.4(c)(i) without tender of proposals from more than one service provider if the Management Board approves such Company Group O&M Contract.

(iv) To the extent that a Company Group Member enters into a Company Group O&M Contract for which the Company is not required to obtain proposals from at least two (2) service providers pursuant to Section 6.4(c)(i) and such Company Group O&M Contract can reasonably be expected to result in aggregate payment to the counterparty of more than one hundred thousand dollars (US$100,000), the Company shall keep a written record in its files that are subject to the audit provisions of Section 8.3 explaining why multiple bids were not obtained for such services.

(v) In connection with the foregoing, the Company shall keep a written record in its files that are subject to the audit provisions of Section 8.3 that (A) in the event that the Company Group O&M Contract is awarded pursuant to Section 6.4(c)(i), includes the proposals obtained from the prospective service providers; or (B) in the event that the Company Group O&M Contract is awarded pursuant to Section 6.4(c)(iii), includes the notice to the Management Board and the Management Board responses.

(d) Upon the reasonable written request of a Member, the Company shall provide such Member a copy of any Company Group O&M Contract of a material nature that is utilized in connection with Business of the Company, as well as other information that can reasonably be provided by the Company regarding the use and performance of such Company Group O&M Contract, except to the extent the Company may be prohibited from making any such disclosure under the terms and conditions of such contract and is unable through commercially reasonable efforts to obtain consent for such disclosure.

ARTICLE 7

INDEMNIFICATION

Section 7.1 No Liability of Members for Company Obligations.

(a) Except as otherwise provided by the Delaware Act, no Covered Person shall be obligated personally for any debt, obligation or liability of the Company or other Company Group Members solely by reason of being a Covered Person.

(b) Except as otherwise expressly required by Law, a Member, in its capacity as Member, shall have no liability in excess of: (i) the amount of its contributions to the Company; (ii) its share of any assets and undistributed profits of the Company; (iii) its obligation to make other payments expressly provided for in this Agreement; and (iv) the amount of any distributions wrongfully distributed to it. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or any other Company Group Member or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Delaware Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Delaware Act. However, if any court of competent jurisdiction or properly constituted arbitration panel orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

Section 7.2 Exculpation.

(a) No Covered Person shall be liable to any Company Group Member or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company Group Members and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that (i) a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s fraud, bad faith, willful misconduct or gross negligence, (ii) a Covered Person that is not an officer or employee of a Member, Affiliate of a Member, Company Group Member, or Affiliate of a Company

Group Member, shall be liable for any such loss, damage, or claim incurred by reason of such Covered Person’s breach of this Agreement (other than Section 5.11) and (iii) a Covered Person that is an officer of a Company Group Member shall be liable for any such loss, damage, or claim incurred by reason of such Covered Person’s breach of his or her duty of loyalty to such Company Group Member, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 15.2.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company Group Members and upon such information, opinions, reports or statements presented to the Company Group Members by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company Group Members, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Profits, Net Losses or Available Cash or any other facts pertinent to the existence and amount of Assets from which distributions to Members might properly be paid.

Section 7.3 Indemnification. To the fullest extent permitted by applicable Law, the Company and the other Company Group Members shall indemnify and hold harmless each Covered Person from and against all Claims arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company Group Members and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that: (a) no Covered Person shall be entitled to be indemnified in respect of any Claim by reason of such Covered Person’s fraud, bad faith, willful misconduct or gross negligence; (b) no Covered Person that is not an officer or employee of a Member, Affiliate of a Member, Company Group Member, or Affiliate of a Company Group Member shall be entitled to be indemnified in respect of any Claim by reason of such Covered Person’s breach of this Agreement (other than Section 5.11); and (c) no Covered Person that is an officer of a Company Group Member shall be entitled to be indemnified in respect of any Claim by reason of such Covered Person’s breach of his or her duty of loyalty to such Company Group Member, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel pursuant to Section 15.2. Any indemnity under this Section 7.3 shall be provided out of and to the extent of the Assets only (including the proceeds of any insurance policy obtained pursuant to Section 7.5), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 7.3 or any provision in this Section 7.3 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 7.3 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

Section 7.4 Expenses. To the fullest extent permitted by applicable Law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 7.3.

Section 7.5 Insurance.

(a) Subject to Section 5.1(c)(ix), the Company Group Members may purchase and maintain insurance, to the extent and in such amounts as the Management Board shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Management Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company Group Members or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. Subject to Section 5.1(b)(xxv), the Management Board and the Company Group Members may enter into indemnity contracts with Covered Persons and such other Persons as the Management Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.4 and containing such other procedures regarding indemnification as are appropriate.

(b) Notwithstanding anything else in this Agreement, no Company Group Member shall be required to provide indemnification to any Covered Person for any Claim to the extent that such Claim is insured against by such Covered Person’s workers compensation insurance.

Section 7.6 Primary Obligation. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by Members and certain of their Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Covered Persons under Sections 7.3 and 7.4 are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of Sections 7.3 and 7.4 of this Agreement (or any other agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Member Indemnitors, and (iii) that the Company irrevocably waives, relinquishes and releases the Member Indemnitors from any and all claims against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of a Covered Person with respect to any claim for which the Covered Person has sought indemnification from the Company pursuant to Sections 7.3 and 7.4 shall affect the foregoing and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Company. The Company agrees that the Member Indemnitors who are not Members are express third party beneficiaries of the terms of this Section 7.6.

ARTICLE 8

BOOKS AND RECORDS; ACCOUNTS

Section 8.1 Books and Records. At all times during the term of this Agreement, the Management Board shall keep (or cause to be kept) true and complete books of account for the Company Group Members. Such books shall reflect all Company Group Members transactions in accordance with GAAP.

Section 8.2 Availability of Books and Records. All of the books of account referred to in Section 8.1, together with an executed copy of this Agreement and the Certificate, and any amendments thereto (and all such other books and records as may be required by the Delaware Act), shall at all times be maintained at the principal office of the Company as set forth in Section 1.5. Such books and records, and any other books and records maintained by the Company Group Members, upon reasonable notice to the Management Board, shall be open to the inspection and examination of the Members or their representatives during normal business hours at the principal office (or other applicable office) of the Company.

Section 8.3 Audits.

(a) The Members shall have the right to audit costs charged to any Company Group Member’s accounts and other accounting records maintained for any Company Group Member under this Agreement.

(b) Upon not less than sixty (60) days’ prior written notice to the Company, any Member shall have the right to audit each Company Group Member’s books and records for any Calendar Year within the twenty four (24) month period following the end of such Calendar Year. Each Member must provide the Company a written notice of any claims for all discrepancies disclosed by said audit within such twenty four (24) month period. The cost of each such audit shall be borne by the Member(s) requesting the audit. Any such audit shall be conducted in a manner designed to result in a minimum of inconvenience and disruption to the operations of the Company Group Members. Where there are two (2) or more Members requesting an audit covering the same Calendar Year, such Members shall make every reasonable effort to conduct joint or simultaneous audits. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of the Company.

(c) The Member requesting an audit may request information prior to the commencement of the audit, and the Company shall, to the extent available, provide the information requested as soon as practical in order to facilitate the forthcoming audit. The Company will, to the extent practicable, provide the information in electronic format or hard copy within thirty (30) days after the written request. The information requested shall be limited to that normally used for pre-audit work.

(d) Any information obtained by a Member in connection with the conduct of an audit (whether related solely to the Company Group Members or otherwise) shall be subject to the confidentiality provisions of this Agreement.

(e) At the conclusion of each audit, the Members shall endeavor to settle outstanding matters expeditiously. To this end, the Member(s) requesting the audit will make a reasonable effort to prepare and distribute a written report to the Company and the other Members as soon as reasonably practicable and in any event within ninety (90) days after the conclusion of each audit. The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records. The Company shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than ninety (90) days after delivery of the report.

(f) All adjustments resulting from an audit agreed between the Company and the Member(s) requesting an audit shall be reflected promptly in the Company’s books and records and reported to the Members. If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Management Board within sixty (60) days. If no settlement can be reached by the parties to the dispute within one hundred twenty (120) days after report to the Management Board, and, unless otherwise agreed by the parties to the dispute, the provisions of Section 15.2 shall apply.

Section 8.4 Financial Statements and Reports. The Company shall prepare, and shall submit to the Members the following statements, reports and notices.

(a) Commencing at the end of the Fiscal Year of 2011, annual financial statements of the Company Group, consisting of a profit and loss statement, a balance sheet, a statement of cash flows and a statement of changes in the Members’ Capital Accounts, as of the end of and for the prior Fiscal Year, which shall be prepared in accordance with GAAP and audited by the Company’s independent certified public accountants, which shall be an internationally recognized accounting firm (the “Annual Financial Statements”). The Annual Financial Statements for a Fiscal Year shall be delivered to each Member within ninety (90) days after the end of such Fiscal Year.

(b) Unaudited quarterly financial statements of the Company Group Members, consisting of a profit and loss statement, a balance sheet, changes in membership capital, and a statement of cash flows, as of the end of and for the prior Calendar Quarter, which shall be prepared in accordance with GAAP, except for normal year end adjustments and the absence of footnotes (the “Quarterly Financial Statements”). The Quarterly Financial Statements for a Calendar Quarter shall be delivered to each Member within sixty (60) days after the end of such Calendar Quarter.

(c) Monthly financial reports, which shall consist of a profit and loss statement, a balance sheet, changes in membership capital, a statement of cash flows as of the end of and for the prior Calendar Month, and year-to-date setting forth the actual results for the periods presented together with a comparison to the respective amounts in the approved Annual Work Program and Budget. The financial statements shall be prepared in accordance with GAAP except for normal year end adjustments and the absence of footnotes and shall contain a narrative describing the variances to the approved Annual Work Program and Budget (the “Monthly Financial Reports”). The Monthly Financial Reports for a Calendar Month shall be delivered within fifteen (15) days after the end of such Calendar Month.

(d) A monthly operating report containing a description of the Company’s Business during each Calendar Month, including physical Asset operations and maintenance (the “Monthly Operating Reports”). Each Monthly Operating Report should contain information and narratives describing the applicable Assets’ performance during the relevant Calendar Month, including average throughput volumes, current makeup of shippers and their respective rates, HSSE incidents and such other information that may reasonably be required by any Member. The Monthly Operating Reports for a Calendar Month shall be delivered within fifteen (15) days after the end of such Calendar Month.

(e) A forecast of the Net Profits and cash distributions to the Members for the remainder of the Fiscal Year and, with respect to the fourth Calendar Quarter of the then current Fiscal Year, a forecast of the Net Profits and cash distributions to be made to the Members in the first Calendar Quarter of the following Fiscal Year (the “Quarterly Forecasts”). The Quarterly Forecasts shall be delivered within forty-five (45) days after the end of each Calendar Quarter.

(f) An estimate of taxable income for the Company and the amounts allocable to each Member for each Fiscal Year (the “Tax Estimate Report”). The Tax Estimate Report shall be delivered within forty-five (45) days after the end of the Fiscal Year.

(g) Copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company.

(h) Copies of: (i) the approved Annual Work Program and Budget in effect from time to time, within thirty (30) days after the approval thereof in accordance with Section 6.2(c); and (ii) any amended Annual Work Program and Budget within thirty (30) days of such Annual Work Program and Budget is amended.

(i) Copies of all material filings, disclosures, or reports submitted to any Governmental Authority affecting the Company.

(j) A quarterly report summarizing all outstanding claims related to any litigation, arbitration, administrative proceeding or other dispute and any settlement or result of any litigation, arbitration, administrative proceeding or other dispute entered into or relating to the Company that occurred during the prior Calendar Quarter affecting the Company.

(k) Such other information as a Member may reasonably request regarding the Company.

Section 8.5 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Net Profits and Net Losses, the books and records of the Company shall be kept utilizing the accrual method of accounting in accordance with GAAP, shall reflect all Company transactions, and shall be appropriate and adequate for the Business.

Section 8.6 Bank Accounts; Investments. The Management Board shall establish one or more bank accounts in the name of the Company into which all Company funds shall be deposited.

Section 8.7 Fiscal Year of the Company. The Company shall adopt the Calendar Year as its Fiscal Year.

ARTICLE 9

TAX MATTERS

Section 9.1 Tax Treatment of the Company. It is the intent of the Members that the Company be treated as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall make an election to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as an association pursuant to Treasury Regulation Section 301.7701-3.

Section 9.2 Tax Matters Partner. The Members hereby designate EXCO Member as the initial “tax matters partner” as such term is defined in Section 6231(a)(7)(A) of the Code (the “Tax Member”). The Tax Member shall give prompt written notice to each other Member of any and all notices it receives from the Internal Revenue Service concerning the Company. The Company shall reimburse the Tax Member out of the Available Cash for any expenses that the Tax Member incurs in connection with its obligations as Tax Member. The Tax Member shall not agree to extend the statute of limitations with respect to partnership items of the Company without the consent of the other Members. No Member shall take any other action with respect to a partnership level audit item which would be binding on any other Member in computing its liability for taxes (or interest, penalties or additions to tax) without the consent of such other Member.

Section 9.3 Tax Returns and Elections.

(a) The Tax Member shall prepare, or cause to be prepared, at the expense of the Company, for each Fiscal Year (or part thereof), federal, state and local tax returns required to be filed with respect to the Company. Each Member shall furnish to the Company and the Tax Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the tax returns to be timely prepared and filed. Not less than sixty (60) days prior to the due date (as extended) of the federal income tax return or any state income tax return with respect to the Company, the return proposed by the Tax Member to be filed by the Company shall be furnished to the Members for review and approval. In addition, not more than ten (10) days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members.

(b) The Company, at its expense, shall cause to be delivered to each Member within the time period provided by applicable Law an Internal Revenue Service Form K-1 or a good faith estimate of the amounts to be included on such Internal Revenue Service Form K-1 for such Member and such other information as shall be necessary (including a statement for that year of each Member’s share of Net Profits, Net Losses and other items allocated to such Member) for the preparation and timely filing by the Members of their federal, state and local income and other tax returns. The Tax Member shall deliver estimates of Net Profits and Net Losses of the Company at least 15 days prior to the due date for an estimated tax payment required under Section 6655 of the Code for a U.S. corporation whose taxable year ends December 31.

(c) The Management Board may make or revoke an election in accordance with Section 754 of the Code, so as to adjust the basis of any Assets in the case of a distribution of property, within the meaning of Section 734 of the Code, and in the case of a Transfer of Member Interests, within the meaning of Section 743 of the Code.

Section 9.4 Tax Terminations. If a Member or any direct or indirect owner of a Member takes any action that causes the Company to be terminated within the meaning of Section 708(b)(1)(B) of the Code, such Member shall indemnify and hold harmless the other Members for any deferral of depreciation deductions allocable to the other Members as a result of the Code Section 708(b)(1)(B) termination, determined using an annual discount rate of ten percent (10%) and a deemed tax rate of forty percent (40%).

ARTICLE 10

TRANSFERS OF MEMBER INTERESTS; ADMISSION OF NEW MEMBERS

Section 10.1 Transfer of Member Interests.

(a) Any Member may, subject to the other provisions set forth in this Agreement, Transfer all or any undivided share of its Member Interest. Any attempted Transfer of all or a part of a Member Interest other than in compliance with this Agreement shall be null and void and of no force or effect. Any Member who Transfers any Member Interest or portion thereof shall promptly provide written notice thereof to the Company and all of the other Members.

(b) No Transfer may be made to an individual, and except in the case of a Member transferring all of its Member Interest, no Transfer may be made which results in the transferor or the transferee holding a Member Interest of less than ten percent (10%).

(c) A transferring Member shall, notwithstanding the Transfer, be liable to the Company and the other Members for its obligation to fund its Member Interest share (as of the time of the Transfer) of Member Interests included in the Transfer of the activities included in each approved Annual Work Program and Budget (including multi-year expenditures included in more than one Annual Work Program and Budget), and for all other obligations, in each case, accrued under this Agreement or any Associated Agreement on or prior to the Transfer, but shall be released from any other obligations thereafter accruing under this Agreement or such Associated Agreement with respect to the Member Interest being Transferred, except in the case where the Transfer at issue is made to an Affiliate or where there is a Credit Facility Foreclosure on all or any part of a Member’s Member Interest, in which cases the transferring Member or Member subject to the foreclosure, as applicable, shall remain primarily liable for all such obligations.

(d) In connection with any Transfer of a portion (but less than all) of its Member Interest by any member of the EXCO Affiliate Group or the BG Affiliate Group to a Third Party not affiliated with the EXCO Affiliate Group or the BG Affiliate Group, respectively, the EXCO Affiliate Group or the BG Affiliate Group, as applicable, shall assign such number of Total Votes equal to the product of (rounded to the nearest tenth) (x) a fraction the numerator of which is the number of aggregate Member Interests being assigned and the denominator of which is the sum of all Members’ Member Interests and (y) 100. The transferor’s number of Total Votes shall be reduced by the number of Total Votes so transferred. The transferor and transferee shall, amongst themselves, determine how to allocate the appointment of the Board Members allocated to such transferor’s Group, provided that such allocation shall be made in a manner so that all of the Total Votes may be represented at any meeting of the Management Board.

(e) Any transferee of all of the Member Interest of a Member shall be entitled to all of the Total Votes of its transferor, and shall be entitled to appoint all Board Member seats previously appointed by its transferor.

Section 10.2 Conditions Precedent to a Member Interest Transfer. Each transferee of any Member Interest or portion thereof shall continue to be subject to the terms hereof, and, as a condition precedent to the Company recognizing such Transfer or transfer pursuant to a Credit Facility Foreclosure, each transferor must satisfy all the requirements (including the proportionate Transfer of its funding obligations), and not violate any of the Transfer restrictions set forth in Section 10.1 above, and each Transfer shall meet the following conditions:

(a) Each transferee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an assumption agreement substantially in the form attached hereto as Exhibit “F” (an “Assumption Agreement”).

(b) Each transferee shall execute and deliver to the Company a secondment agreement in substantially the form attached hereto as Exhibit “C” (unless such transferee or any Affiliate of such transferee is already party to a secondment agreement with the Company, or if such transferee and its Affiliates do not collectively possess a Member Interest greater than twenty five percent (25%)), and a services agreement in substantially the form attached hereto as Exhibit “G”.

(c) Except in the case of a Transfer involuntarily by operation of Law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to effect such Transfer or transfer pursuant to a Credit Facility Foreclosure. In the case of a Transfer involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all reasonable costs and expenses that it incurs in connection with such Transfer or transfer pursuant to a Credit Facility Foreclosure.

(d) The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Member Interest or portion thereof transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Member Interest until it has received such information.

(e) Such Transfer or transfer pursuant to a Credit Facility Foreclosure shall be exempt from all applicable registration requirements and such Transfer may not violate any applicable Laws regulating the transfer of securities.

(f) Such Transfer or transfer pursuant to a Credit Facility Foreclosure will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

Section 10.3 Encumbrances by Members. Nothing contained in this Article 10 or in Article 11 or 12 shall prevent a Member from Encumbering all or any undivided share of its Member Interest to a Third Party after the Closing Date, provided that:

(a) such Member shall remain liable for all obligations relating to such Member Interest except as provided in Section 10.1(c); and

(b) such Encumbrance (including Credit Facility Encumbrances) shall be expressly subject to the rights of the Company and the Members to reduce a Member’s Member Interest pursuant to Section 3.7, and the Member granting such Encumbrance shall cause the beneficiaries of such Encumbrances to execute any instruments requested by Company or any Member necessary to reflect the rights of Company and such Members set forth in this Section 10.3(b).

Section 10.4 Admission of Persons as New Members. Upon compliance with all of the provisions of this Agreement regarding Transfers or transfers of Member Interests pursuant to a Credit Facility Foreclosure, as applicable, (a) a transferee shall be deemed to be a Party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement, and shall be deemed to be a Member and (b) to the extent the transferor no longer holds a Member Interest, such transferor shall thereafter cease to be a Member.

Section 10.5 Recordation Tax. If any Transfer of a Member Interest or portion thereof under this Agreement results in the imposition of a state or local transfer, recordation or similar tax on transfers of economic interests (or any similar tax), the Member whose Transfer triggers such imposition will be responsible for the payment of such tax.

ARTICLE 11

CONSENTS TO ASSIGNMENT

Section 11.1 Certain Transfers during Initial Three Year Period. From and after the Closing Date and until the third anniversary of the Closing Date (the “Initial Three Year Period”), no Member shall be permitted to Transfer all or any part of its Member Interest or undergo a Change in Control without the prior written consent of each other Member, which consent may be withheld for any reason in the sole discretion of such other Member, provided that no such consent shall be required for any Transfer of a Member Interest to any Affiliate of such Member, provided that any subsequent Transfer of a Member Interest by such Affiliate of such Member to a Person that is not an Affiliate of such Member during the Initial Three Year Period shall require the prior written consent of the other Members, which consent may be withheld for any reason in the sole discretion of such other Members. Further, during the Initial Three Year Period, no Affiliate of a Member that has been transferred a Member Interest may undergo a Change in Control without the prior written consent of each other Member, which consent may be withheld for any reason in the sole discretion of such other Member.

Section 11.2 Other Transfers. A Member shall be permitted to Transfer all or any part of its Member Interest after the Initial Three Year Period, provided that a transferee must have the financial ability to perform its future payment obligations hereunder and the technical ability to participate in the planning of future operations.

ARTICLE 12

PREFERENTIAL PURCHASE RIGHTS; CHANGES IN CONTROL

Section 12.1 Preferential Purchase Rights. Any Transfer of all or a portion of a Member’s Member Interest, other than a Transfer to a Wholly-Owned Affiliate, shall be subject to the following procedure.

(a) Once the final terms and conditions of a Transfer have been fully negotiated and are binding on the parties thereto, the transferring Member shall disclose all such final terms and conditions as are relevant to the sale of the Member Interest (and, if applicable, the determination of the Cash Value of the Member Interest) in a notice to the non-transferring Members, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each non-transferring Member shall have the right to acquire the Member Interest subject to the proposed Transfer from the transferring Member on the terms and conditions described in Sections 12.1(c) and 12.1(d), as applicable, if, within sixty (60) days of the transferring Member’s notice, the non-transferring Member delivers to the transferring Member a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to the other provisions of this Section 12.1, where applicable). If no non-transferring Member delivers such counter-notification within such time, such Transfer to the proposed transferee may proceed without further notice, subject to the other provisions of this Agreement, under terms and conditions no more favorable to the transferee than those set forth in the notice to the non-transferring Members, provided that such Transfer shall be concluded within one hundred twenty (120) days from the date of the notice. If such Transfer fails to be concluded within such period and the parties thereto desire thereafter to proceed with such proposed Transfer, the transferring Member shall be required to re-offer the Member Interest subject to the Transfer to the non-transferring Members in accordance with the terms and conditions of this Section 12.1. No Member shall have a right under this Section 12.1 to acquire any asset other than a Member Interest, nor shall a Member be required to acquire any asset other than a Member Interest, regardless of whether other properties are included in the Transfer at issue.

(b) If more than one non-transferring Member counter-notifies that it intends to acquire the transferring Member’s Member Interest that is subject to the proposed Transfer, then each such Member shall acquire a proportion of the Member Interest equal to the ratio of its own Member Interest to the total Member Interests of all counter-notifying Members, unless the counter-notifying Members otherwise agree.

(c) In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each non-transferring Member shall have a right to acquire the Member Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee.

(d) In the event of a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferring Member shall include in its notification to the non-transferring Members a statement of the proposed Cash Value of the Member Interest or portion thereof subject to the proposed Transfer, and each non-transferring Member shall have a right to acquire such Member Interest or portion thereof, on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the Third Party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Member Interest or portion thereof for cash. In the case of a package sale, the non-transferring Members may not acquire the Member Interest or portion thereof subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee. If for any reason the package sale terminates without completion, the non-transferring Members’ rights to acquire the Member Interest or portion thereof subject to the proposed package sale shall also terminate.

(e) For purposes of Section 12.1(d), the Cash Value proposed by the transferring Member in its notice shall be conclusively deemed correct unless any non-transferring Member gives notice to the transferring Member within thirty (30) days of receipt of the transferring Member’s notice stating that it does not agree with the transferring Member’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Members shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Member shall be entitled to refer the matter to an independent expert as provided in Section 15.3 for determination of the Cash Value, provided that the transferring Member may elect to terminate the proposed Transfer, and any non-transferring Member may elect to revoke its notice of intention to purchase, in either case by notice to the other Members at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the transferring Member shall be the Cash Value provided by such Member in the notice provided to the non-transferring Members pursuant to Section 12.1(d), and the Cash Value to be submitted to the independent expert by each non-transferring Member shall be the Cash Value provided by such Member in the notice provided to the transferring Member pursuant to this Section 12.1(e).

Section 12.2 Changes in Control.

(a) Any Change in Control of a Member shall be subject to the terms and conditions of this Section 12.2. For purposes of this Section 12.2, the term “Acquired Member” shall refer to the Member that is subject to a Change in Control, “Other Members” shall refer to all other Members not subject to the Change in Control, and “Acquiror” shall refer to the Third Party proposing to acquire Control of the Acquired Member in the Change in Control.

(b) Once the final terms and conditions of a Change in Control have been fully negotiated and are binding on the parties thereto, the Acquired Member shall disclose all such final terms and conditions as are relevant to the acquisition of such Acquired Member’s Member Interest and the determination of the Cash Value of that Member Interest in a notice to the Other Members, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions. Each Other Member shall have the right to acquire the Acquired Member’s Member Interest, on the terms and conditions described in Section 12.2(d) if, within sixty (60) days of the Acquired Member’s notice, the Other Member delivers to the Acquired Member a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to the other provisions of this Section 12.2, where applicable). If no Other Member delivers such counter-notification, the Change in Control may proceed without further notice, subject to the other provisions of this Agreement regarding Changes in Control, under terms and conditions no more favorable to the Acquiror than those set forth in the notice to the Other Members, provided that the Change in Control shall be concluded within one hundred twenty (120) days from the date of the notice. If the Change in Control fails to be concluded within such period and the direct or indirect owners, as the case may be, of the Acquired Member desire thereafter to proceed with such proposed Change in Control, the Acquired Member shall be required to re-offer the Member Interest subject to the Change in Control to the Other Members in accordance with the terms and conditions of this Section 12.2. No Other Member shall have a right under this Section 12.2 to acquire any asset other than a Member Interest, nor shall any Other Member be required to acquire any asset other than a Member Interest, regardless of whether other properties are subject to the Change in Control.

(c) If more than one Other Member counter-notifies that it intends to acquire the Acquired Member’s Member Interest that is subject to the proposed Change in Control, then each such Other Member shall acquire a proportion of the Acquired Member’s Member Interest equal to the ratio of its own Member Interest to the total Member Interests of all counter-notifying Other Members, unless the counter-notifying Other Members otherwise agree.

(d) The Acquired Member shall include in its notification to the Other Members a statement of the proposed Cash Value of the Member Interest subject to the proposed Change in Control, and each Other Member shall have a right to acquire such Member Interest for the Cash Value, on the final terms and conditions negotiated with the Acquiror that are relevant to the acquisition of a Member Interest for cash. No Other Member may acquire the Acquired Member’s Member Interest pursuant to this Section 12.2 unless and until completion of the Change in Control. If for any reason the Change in Control agreement terminates without completion, the Other Members’ rights to acquire the Member Interest subject to the proposed Change in Control shall also terminate.

(e) For purposes of Section 12.2(d), the Cash Value proposed by the Acquired Member in its notice shall be conclusively deemed correct unless any Other Member gives notice to the Acquired Member within thirty (30) days of receipt of the Acquired Member’s notice stating that it does not agree with the Acquired Member’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Members shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Member shall be entitled to refer the matter to an independent expert as provided in Section 15.3 for determination of the Cash Value, provided that the Acquired Member may elect to terminate the proposed Change in Control, and any Other Member may elect to revoke its notice of intention to purchase, in either case by notice to the other Members at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the Acquired Member shall be the Cash Value provided by such Acquired Member in the notice provided to the Other Members pursuant to Section 12.2(d), and the Cash Value to be submitted to the independent expert by each Other Member shall be the Cash Value provided by such Other Member in the notice provided to the Acquired Member pursuant to this Section 12.2(e).

(f) Notwithstanding anything herein to the contrary, any direct or indirect Change in Control of a Member (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees, resulting from a Credit Facility Foreclosure pursuant to an Existing EXCO Credit Facility, shall not be subject to any of the provisions of this Section 12.2.

ARTICLE 13

ACQUIRED BUSINESS; NEW BUSINESS; ASSET UPGRADES

Section 13.1 Acquired Business.

(a) Subject to Section 13.1(h), if, during the period commencing on the Closing Date and ending on January 1, 2020, a Member or any Affiliate thereof (such Member, whether it or its Affiliate is the acquiror, an “Acquiring Member”) directly or indirectly acquires or agrees to acquire any interest from a non-Affiliate (a “Selling Party”) in any Midstream Asset (such Midstream Asset, the “Acquired Business”), whether by lease or sublease, purchase, acquisition of shares or other equity interests in an entity directly or indirectly owning the Acquired Business or otherwise, the Acquiring Member shall provide written notice of such acquisition (an “Offer Notice”) to the Company and the other Members (each such other Member, a “Non-Acquiring Member”), which notice shall be accompanied by a copy of all instruments or relevant portions of instruments relating to such acquisition. Subject to this Section 13.1, each Non-Acquiring Member shall have the right (but not the obligation) to acquire its Member Interest share of the Acquired Business (such interest, as may be adjusted pursuant to the following sentence, the “Offered Interest”) upon the same terms and conditions on which the Acquiring Member or its Affiliate acquired the Acquired Business, subject to assuming its Member Interest share of all duties and obligations with respect to the Acquired Business and paying the Acquiring Member its Member Interest share of any consideration paid by the Acquiring Member or its Affiliate with respect to such Acquired Business. Each Non-Acquiring Member shall have a period of sixty (60) days after receipt of the Offer Notice to notify the Company and the Acquiring Member in writing whether it elects to acquire its Offered Interest (the “Option Period”) pursuant to this Section 13.1. Failure to give timely notice of such election shall be deemed an election not to acquire the Offered Interest.

(b) If all Non-Acquiring Members elect to acquire an interest in the Acquired Business, the Acquiring Member shall use commercially reasonable efforts to assign its or its Affiliate’s rights and obligations under the acquisition documents to the Company or other Company Group Member (as applicable), provided that the Acquiring Member shall not be required to pay cash or otherwise surrender value or incur any liability to the Selling Party to obtain such a right. If the Acquiring Member is unable to assign such rights and obligations under the acquisition documents to the Company or other Company Group Member (as applicable), then the Acquiring Member and the Company or other Company Group Member (as applicable) shall enter into agreements for the Transfer of the Acquired Business on substantially the same terms as provided in the agreements between the Selling Party and the Acquiring Member (with such changes as may be necessitated by the differences in parties, the Transfer of only an Offered Interest and, if applicable, the apportionment of rights from a package deal or the payment of Cash Value in lieu of other consideration), provided that the Acquiring Member shall in no event have liability to the Company or other Company Group Member (as applicable) for representations, warranties or indemnities with respect to the Acquired Business in excess of amounts that the Acquiring Member or its Affiliate actually recovers under the third party acquisition agreement and related documents for the same matters. The Company or other Company Group Member (as applicable) and the Acquiring Member shall execute and deliver the applicable documents and take such other actions as shall be reasonably required to accomplish the Transfer promptly after the

Non-Acquiring Members’ exercise of their option. Additionally, in the case of a Cash Transfer, the consideration payable by the Company or other Company Group Member in respect of the Acquired Business, or in the case of an Acquired Business not acquired pursuant to a Cash Transfer or that is acquired with other properties included in a wider transaction (package deal), the Cash Value of the Acquired Business, shall be deemed to be added to the applicable Development Work Program and Annual Work Program and Budget, and the Members shall use commercially reasonable efforts to agree to an additional amendment to such Development Work Program and Annual Work Program and Budget to include those amounts necessary to operate and maintain such Acquired Business during the applicable Calendar Year within thirty (30) days of the acquisition of such Acquired Business by the Company.

(c) If all Non-Acquiring Members do not elect, or fail to make a timely election, to acquire an interest in the Acquired Business, the Acquiring Member shall be permitted to hold such Acquired Business at its sole risk, cost and expense outside of the Company and the Company Group Members and, except as provided in Section 13.3, the Non-Acquiring Members shall have no further rights whatsoever with regard to the Acquired Business.

(d) If less than all Non-Acquiring Members elect to acquire an interest in the Acquired Business, upon the termination of the Option Period, the Acquiring Member and the Non-Acquiring Members that elect to acquire an interest in the Acquired Business (the “Electing Members”) shall be permitted to hold such Acquired Business at their sole risk, cost and expense outside of the Company and the Non-Acquiring Members that do not elect, or fail to make a timely election, to acquire an interest in the Acquired Business and, except as provided in Section 13.3, the Company Group Members shall have no further rights whatsoever with regard to the Acquired Business. The Acquiring Member shall use commercially reasonable efforts to assign its or its Affiliate’s rights and obligations under the acquisition documents with respect to each Electing Member’s Offered Interest (which shall include such Electing Member’s proportionate share of the Offered Interest of any Non-Acquiring Member who did not elect, or failed to make a timely election, to acquire such Offered Interest) to each Electing Member, provided that the Acquiring Member shall not be required to pay cash or otherwise surrender value or incur any liability to the Selling Party to obtain such a right. If the Acquiring Member is unable to assign such rights and obligations under the acquisition documents to the Electing Members, then the Acquiring Member and the Electing Members shall enter into agreements for the Transfer of the Offered Interests on substantially the same terms as provided in the agreements between the Selling Party and the Acquiring Member (with such changes as may be necessitated by the differences in parties, the Transfer of only an Offered Interest and, if applicable, the apportionment of rights from a package deal or the payment of Cash Value in lieu of other consideration), provided that the Acquiring Member shall in no event have liability to any Electing Member for representations, warranties or indemnities with respect to each Electing Member’s Offered Interest in excess of amounts that the Acquiring Member or its Affiliate actually recovers under the third party acquisition agreement and related documents for the same matters. The Electing Members and the Acquiring Member shall execute and deliver the applicable documents and take such other actions as shall be reasonably required to accomplish the Transfer promptly after the Electing Members’ exercise of their option.

(e) In the event the Acquired Business is not acquired pursuant to a Cash Transfer or is acquired with other properties included in a wider transaction (package deal), the Acquiring Member shall include in its notification to the Company and the Non-Acquiring Members a statement of the Cash Value of the Acquired Business, and each Non-Acquiring Member (or the Company, as applicable) shall have a right to acquire its Offered Interest on the same final terms and conditions as were negotiated with the proposed transferor except that it shall pay the Cash Value in immediately available funds to the Acquiring Member at the time of its acquisition of the Offered Interest in lieu of the consideration payable in the Third Party offer, and the terms and conditions of the applicable instruments shall be modified to reflect the acquisition of the Offered Interest for cash. In the case of a package sale, the Non-Acquiring Members (or the Company, as applicable) may not acquire an interest in the Acquired Business subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferor. If for any reason the package sale terminates without completion, the Non-Acquiring Members’ (or the Company’s, as applicable) rights to acquire the Acquired Business subject to the proposed package sale shall also terminate.

(f) For purposes of Section 13.1(e), the Cash Value proposed by the Acquiring Member in its notice shall be conclusively deemed correct unless any Non-Acquiring Member gives notice to the Acquiring Member within thirty (30) days of its receipt of the Offer Notice stating that it does not agree with the Acquiring Member’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful. In such event, the Members shall have fifteen (15) days in which to attempt to negotiate an agreement on the applicable Cash Value. If no agreement has been reached by the end of such fifteen (15) day period, any affected Member shall be entitled to refer the matter to an independent expert as provided in Section 15.3 for determination of the Cash Value, provided that the Acquiring Member may elect to terminate the proposed acquisition of the Acquired Business, and any Non-Acquiring Member may elect to revoke its notice of election to acquire its Offered Interest, in either case by notice to the other Members at any time prior to the time that the independent expert is retained pursuant to such provision. The Cash Value to be submitted to the independent expert by the Acquiring Member shall be the Cash Value provided by such Acquiring Member in the notice provided to the Non-Acquiring Members pursuant to Section 13.1(a), and the Cash Value to be submitted to the independent expert by each Non-Acquiring Member shall be the Cash Value provided by such Non-Acquiring Member in the notice provided to the Acquiring Member pursuant to this Section 13.1(f).

(g) If for any reason any Acquired Business fails to be acquired within one hundred twenty (120) days after delivery of the Offer Notice or will be acquired on terms and conditions more favorable to the acquirors than was originally proposed to the Non-Acquiring Members, and any Member thereafter desires to acquire such Acquired Business, such Member shall be required to re-offer the Acquired Business in accordance with the terms and conditions of this Section 13.1.

(h) Notwithstanding anything to the contrary herein, this Section 13.1 shall not be applicable to any of the following:

(i) any Acquired Business to the extent consisting of a Transfer between a Member and its Affiliates;

(ii) any Acquired Business to the extent consisting of an acquisition of interests in any entity or entities directly or indirectly owning Midstream Assets if the direct or indirect interest in such Midstream Assets makes up less than twenty-five percent (25%) of the total Cash Value of the interest acquired or to be acquired; or

(iii) any Acquired Business to the extent consisting of acquisitions of Midstream Assets that are part of a package sale, which package includes upstream assets that are subject to Article 9 of the Joint Development Agreement, for which no party to the Joint Development Agreement that is either a Member, an Affiliate of a Member or a Joint Entity other than Operator in which a Member or an Affiliate of a Member owns an interest elects to participate in the acquisition of such upstream assets.

(i) Notwithstanding anything to the contrary herein, if any Acquired Business consists of an acquisition of Midstream Assets that are part of a package sale, which package includes upstream assets that are subject to Article 9 of the Joint Development Agreement, no Member that is (or with an Affiliate that is) party to the Joint Development Agreement that elected not to participate in the acquisition of such upstream assets associated with such Midstream Assets, other than any such Member that participated or whose Affiliate participated indirectly in the acquisition of such upstream assets through a Joint Entity other than Operator, shall be a Non-Acquiring Member under this Article 13. If there are no Non-Acquiring Members with respect to such Acquired Business, such Acquired Business shall not be subject to this Section 13.1.

(j) Each Member agrees to cause its Affiliates to comply with this Section 13.1.

Section 13.2 Member Requested Services.

(a) If any Member with at least a twenty five percent (25%) Member Interest (a “Requesting Member”) requests transportation, gathering, treatment, processing or compression services from the Company Group Members for hydrocarbons produced from any well within the Marcellus Fairway in which such Requesting Member and its Affiliates, or if there is more than one Requesting Member with respect to such request, such Requesting Members and their Affiliates, hold, in the aggregate, at least a 20% working interest in such well or is the operator of such well (“Member Requested Services”), the Company shall cause the Company Group Members to provide such services in accordance with the terms of this Section 13.2. Any request for Member Requested Services by Requesting Members shall be made by notice to the Company and the other Members. Such notice shall identify the Requesting Members and shall provide reasonable detail regarding the Member Requested Services, including the services so requested, the date upon which such Member Requested Services are requested to commence, the location(s) at which such Member Requested Services are to be provided, the estimated volumes of hydrocarbons requiring such Member Requested Services, the estimated period of time for which such Member Requested Services will be necessary, and any other information reasonably relevant to such request. The Requesting Member shall provide any other information regarding the Member Requested Services reasonably requested by the Company or any other Member. A Requesting Member shall have the right but not the obligation to utilize Member Requested Services to service hydrocarbons produced by, attributable to or for the account of Third Parties to the extent that such hydrocarbons were produced from the same well as the hydrocarbons of such Requesting Member (or its applicable Affiliate) receiving such Member Requested Services.

(b) If a Requesting Member is party to a gathering agreement with the applicable Company Group Member at the time of the request for Member Requested Services, the Member Requested Services shall be provided under such gathering agreement. If a Requesting Member is not party to a gathering agreement with the applicable Company Group Member(s) addressing Member Requested Services, within thirty (30) days of the delivery of a request for Member Requested Services, the applicable Company Group Member(s) and the Requesting Members or the applicable Affiliates of such Members shall enter into a gathering agreement in substantially the form attached hereto as Exhibit “H” (a “Member Gathering Agreement”). To the extent that the Assets do not have the capacity available to provide the Member Requested Services, the Company shall cause the Company Group Members to undertake such Asset Upgrades or Asset Expansions as may be necessary to provide all of the Member Requested Services. All such necessary Asset Upgrades and Asset Expansions shall be undertaken by the Company Group Members as soon as reasonably practicable, and the costs and expenses of implementing such Asset Upgrades and Asset Expansions shall be deemed to be included in the applicable Annual Work Program and Budgets and Development Work Programs.

(c) Unless otherwise agreed to by all of the Members, Member Requested Services will be provided to a Requesting Member (i) at a rate not greater than that being charged by the Company Group Members to Members, Affiliates of Members or Third Parties for similar services in the Marcellus Fairway (taking into consideration the geographic proximity of the services to the existing Assets, the timing and nature of the services being provided and any other considerations normally used by the Company Group Members when determining such rates) at any time during the provision of such Member Requested Services or, (ii) in the event that no Company Group Member is providing similar services to Members, Affiliates of Members or Third Parties at such time, at a rate not greater than the market rate for such services in the Marcellus Fairway (taking into consideration the geographic proximity of the services to the assets of the service provider, the timing and nature of the services being provided and any other considerations normally used by the Company Group Members when determining such rates). If the Company and the Requesting Member cannot agree on a rate within forty five (45) days of the delivery of the request for such Member Requested Service, such Dispute may be referred by either the Company or the Requesting Member to an expert in accordance with Section 15.3, and the rate determined by the expert shall be the rate chargeable for such Member Requested Service.

(d) Members shall only be entitled to make requests for Member Requested Services until January 1, 2020, provided that the Company Group Members shall continue to provide all Member Requested Services requested prior to such date for so long as such Member Requested Services may be required, even after such date.

(e) Notwithstanding anything to the contrary in this Section 13.2, no Company Group Member shall be obligated to take any action under this Section 13.2 that would subject any Company Group Member to the Standards of Conduct.

Section 13.3 New Business.

(a) Subject to Section 13.3(f), during the period commencing on the Closing Date and ending on January 1, 2020, prior to commencing any New Business, a Member or any Affiliate thereof (such Member, whether it or its Affiliate is the proposer, a “Proposing Member”) must first propose such New Business by notice to the Company and the other Members (each such other Member, a “Non-Proposing Member”). For the avoidance of doubt: (i) acquisition of Acquired Business shall not be New Business subject to the terms and conditions of this Section 13.3, but shall instead be subject to the terms and conditions of Section 13.1; and (ii) Member Requested Services shall not be New Business subject to the terms and conditions of this Section 13.3, but shall instead be subject to the terms and conditions of Section 13.2. Each Non-Proposing Member shall have the right (but not the obligation) to participate in the New Business pursuant to this Section 13.3. Any such proposal shall contain a reasonably detailed explanation of the proposed New Business, including a good faith estimate of the costs and expenses of implementing, operating and maintaining such proposed New Business, the revenues to be derived therefrom, the timetable for implementing such proposed New Business (which shall include an estimated commencement date for such New Business that shall be not more than 12 months from the date such New Business is proposed), and the effect of such proposed New Business on the existing Business and Assets. The Non-Proposing Members shall have sixty (60) days from receipt of the proposal to decide whether they desire to participate in such proposed New Business (such sixty (60) day period, the “Initial Election Period”) pursuant to this Section 13.3. Failure of a Non-Proposing Member to give timely notice of its election within the Initial Election Period shall be deemed an election by such Non-Proposing Member not to participate in such proposed New Business.

(b) If all Non-Proposing Members elect to participate in any proposed New Business, such New Business shall be conducted by the Company or other Company Group Member (as applicable) in accordance with this Agreement and such New Business and the costs thereof set forth in the proposal of such New Business shall be deemed to be added to the applicable Development Work Program and Annual Work Program and Budget.

(c) If all Non-Proposing Members elect not to participate in or fail to make a timely election to participate in any proposed New Business (other than Asset Upgrades), the Proposing Member shall be permitted to conduct such New Business at its sole risk, cost and expense outside of the Company in a manner and on a timeline substantially as set forth in the Proposing Member’s notice to the Company and the Non-Proposing Members and the Company Group Members shall have no further rights whatsoever with regard to such New Business (other than Asset Upgrades (which are addressed in Section 13.4), and except any rights of the Company Group Members provided in any of the Article 13 Contracts entered into by the Company Group Members with respect to such New Business pursuant to Section 13.5).

(d) If less than all Non-Proposing Members elect to participate in any proposed New Business, upon the termination of the Initial Election Period, the Proposing Member and the Non-Proposing Members that elected to participate in such New Business (“Interested Non-Proposing Members”) shall be permitted to conduct such New Business (other than Asset Upgrades) at their sole risk, cost and expense outside of the Company in a manner and on a timeline substantially as set forth in the Proposing Member’s notice to the Company and the Non-Proposing Members and in accordance with the New Business Annual Work Program and Budget as provided below. The Proposing Member and the Interested Non-Proposing Members shall use reasonable efforts to agree on an annual work program and budget for the Calendar Year(s) in which such proposed New Business is to be commenced (such annual work program and budget, a “New Business Annual Work Program and Budget”), within sixty (60) days of the expiration of the Initial Election Period. If the Proposing Member and the

Interested Non-Proposing Members have not agreed to the New Business Annual Work Program and Budget(s) within sixty (60) days of the expiration of the Initial Election Period, the Proposing Member shall prepare and distribute to the Interested Non-Proposing Members proposed final New Business Annual Work Program and Budget(s) for such proposed New Business within thirty (30) days of the expiration of such sixty (60) day period. Each Interested Non-Proposing Member shall then have sixty (60) days from receipt of the proposed final New Business Annual Work Program and Budget(s) to decide whether it elects to participate in such proposed New Business in the manner described in such New Business Annual Work Program and Budget(s). Failure of an Interested Non-Proposing Member to give timely notice of its election within such sixty (60) day period shall be deemed an election not to participate in such proposed New Business. The Proposing Member and each Interested Non-Proposing Member that agreed or approved the New Business Annual Work Program and Budget(s) for such New Business shall be referred to herein as “Participating Members” with respect to such New Business. Unless the Participating Members otherwise agree, each Participating Member’s interest in the New Business shall be that portion of the New Business that such Participating Member’s Member Interest bears to the Member Interests of all of the Participating Members.

(e) If for any reason (i) any New Business fails to be commenced on the later of (A) one hundred twenty (120) days after the day upon which the New Business was to be commenced as set forth in the proposal to the Non-Proposing Members or (B) sixty (60) days after the day upon which such New Business is to be commenced in accordance with the New Business Annual Work Program and Budget for such New Business agreed pursuant to Section 13.3(d) or (ii) the development or operation of such New Business will be materially different than that which was originally set forth in the proposal to the Non-Proposing Members, and any Member thereafter desires to proceed with such New Business, such Member shall be required to re-propose the New Business in accordance with the terms and conditions of this Section 13.3.

(f) Notwithstanding anything to the contrary herein, this Section 13.3 shall not be applicable to any New Business to the extent consisting of a Transfer between a Member and its Affiliates.

(g) Each Member agrees to cause its Affiliates to comply with this Section 13.3.

(h) For the avoidance of doubt, buying and selling of gas and condensate by a Member or any Affiliate of a Member may be conducted by such Member or Affiliate of such Member without the obligation to offer the Company and other Members the opportunity to participate in such activity pursuant to this Section 13.3.

Section 13.4 Asset Upgrades. Notwithstanding anything to the contrary in Section 13.3, to the extent that any proposed New Business is a Required Asset Upgrade, the Company Group Members shall participate in such Required Asset Upgrade regardless of whether less than all of the Members elected to have the applicable Company Group Member participate in such New Business pursuant to Section 13.3. If a proposed New Business is an Asset Upgrade that is not a Required Asset Upgrade, then the Proposing Member with respect to such Asset Upgrade shall have the right to cause the applicable Company Group Member to conduct such Asset Upgrade (which Company Group Member shall own and be entitled to all benefits associated with such Asset Upgrade), even if less than all of the other Non-Proposing Members elect to have such Company Group Member participate in such Asset Upgrade, provided that the liabilities, costs and expenses of such Asset Upgrade and any ongoing or increased liabilities, costs and expenses associated therewith shall be solely borne by the Proposing Member and such Non-Proposing Members and the Company Group Members shall have no obligation to pay any of the liabilities, costs and expenses of such Asset Upgrade or any ongoing or increased liabilities, costs and expenses associated therewith, the Proposing Member and the Non-Proposing Members participating in any such Asset Upgrade responsible for the liabilities, costs and expenses of such Asset Upgrade shall have the exclusive right to use any increased capacity of the Assets created by such Asset Upgrade, and the Company shall have no right to commit the use of any such increased capacity without the prior written consent of such Members. In the event that there is any Dispute among the Members regarding whether an Asset Upgrade is or is not a Required Asset Upgrade, such Dispute may be referred by any Member to an expert in accordance with Section 15.3. Notwithstanding anything to the contrary in this Section 13.4, no Company Group Member shall be obligated to take any action under this Section 13.4 that would subject any Company Group Member to the Standards of Conduct.

Section 13.5 Contract Operating Agreements; Certain Gathering Agreements.

(a) In the event any Member with at least a twenty five percent (25%) Member Interest desires a Company Group Member to construct or operate any Midstream Asset or New Business held by such Member or its Affiliates outside of the Company Group Members pursuant to Section 13.3, such Member may make such a request to the Company in writing (which request shall identify the relevant assets to be operated, as well as the specific Midstream Activities, other than any marketing activities, to be provided by the applicable Company Group Member with respect to such assets), and within thirty (30) days of such request, the applicable Company Group Member(s) and such Member and its applicable Affiliates shall enter into a contract operating agreement regarding such construction or operations in substantially the form attached hereto as Exhibit “I”.

(b) In the event a Member with at least a twenty five percent (25%) Member Interest or any of its Affiliates desires to tie-in any Midstream Asset (including Acquired Business or New Business in which it or its Affiliates hold an interest) held outside the Company to the Assets and to receive gathering, compression, treatment or processing services for hydrocarbons transported through such Midstream Assets or related to such New Business, such Member may make such a request to the Company in writing, describing the facilities to be tied in and the location of the tie-in, and within thirty (30) days of such request, the Company and such Member or the applicable Affiliate shall enter into an interconnect agreement in substantially the form attached hereto as Exhibit “K”, and such Member or the applicable Affiliate or any Third Party shipper proposed to receive the services, as applicable, shall enter into a gathering agreement or gathering agreements in substantially the form attached hereto as, if some or all of such services are to be provided to a Member or an Affiliate of Member by a Company Group Member, Exhibit “H”, and/or if some or all of such services are to be provided to a Third Party by a Company Group Member, Exhibit “J”, provided that the Company Group Members shall only have the obligation to provide those services for which capacity exists at the time of the request, or to the extent the necessary capacity is added as part of the Member’s New Business proposal at or before the time the services are to commence.

(c) Notwithstanding anything to the contrary in this Section 13.5, no Company Group Member shall be obligated to take any action under this Section 13.5 that would subject any Company Group Member to the Standards of Conduct.

ARTICLE 14

DISSOLUTION; WINDING UP AND TERMINATION

Section 14.1 Causes of Dissolution, Winding Up and Termination.

(a) The Company shall be dissolved only upon the occurrence of one or more of the following events:

(i) a dissolution of the Company is unanimously approved by the Management Board pursuant to Section 5.1(b);

(ii) the sale or other final disposition by the Company of all or substantially all of the Assets and the collection of all amounts derived from such sale or disposition (including all amounts payable to the Company under any promissory notes or other evidences of indebtedness);

(iii) the entry of a decree of judicial dissolution under the Delaware Act; or

(iv) any other event which must cause the dissolution under the Delaware Act.

(b) For the avoidance of doubt, the bankruptcy or dissolution of any Member or Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

Section 14.2 Notice of Dissolution. Upon the dissolution of the Company, the Management Board shall promptly notify the Members of such dissolution.

Section 14.3 Liquidation.

(a) Liquidating Trustee; Liquidating Distributions. Upon dissolution of the Company, the Management Board (in such capacity, the “Liquidating Trustee”) shall carry out the winding up of the Company and shall immediately commence to wind up such affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Assets and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Management Board reasonably deems necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company. Any remaining proceeds shall be distributed to the Members in accordance with Section 4.6(b).

Section 14.4 Termination. The Company shall terminate when all of the Assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 14 and the Certificates shall have been canceled, or such other documents required under the Delaware Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Delaware Act.

Section 14.5 No Obligation to Restore Capital Accounts. In the event any Member has a deficit balance in any of its Capital Accounts at the time of the Company’s dissolution, it shall not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other Third Parties in respect of such deficiency.

Section 14.6 Distributions in Kind. If any Assets are be distributed in kind, such Assets shall be distributed to the Member(s) as tenants-in-common in the same proportions as such Member(s) would have been entitled to cash distributions if: (a) such Assets had been sold for cash by the Company at the fair market value of such Assets (taking the Gross Asset Value definition herein and Code Section 7701(g) into account) on the date of distribution; (b) any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) that would be realized by the Company from such sale were allocated among the Member(s) as Net Profits or Net Losses in accordance with this Agreement; and (c) the cash proceeds were distributed to such Member(s) in accordance with Section 4.7. The Capital Accounts of such Member(s) shall be increased by the amount of any unrealized income or gain inherent in such property or decreased by the amount of any loss or deduction inherent in such property that would be allocable to them, and shall be reduced by the fair market value of the assets distributed to them under the preceding sentence. Notwithstanding the foregoing, the Members shall have the right to assign their interest to such in-kind distribution to any Person.

ARTICLE 15

GOVERNING LAW; DISPUTE RESOLUTION

Section 15.1 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 15.2 Dispute Resolution.

(a) Except for matters that are expressly made subject to the dispute resolution procedures set forth in Section 15.3, any Dispute among the Parties shall be resolved through final and binding arbitration.

(b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect at the time the arbitration of the Dispute is initiated (the “AAA Rules”).

(c) The arbitration shall be conducted by 3 arbitrators and conducted in Dallas, Texas. Within 30 days of any Party providing notice to the other Parties of a Dispute, if there are two Parties or two groups of Parties to a Dispute, each Party or group of Parties to such Dispute shall appoint one arbitrator, and the 2 arbitrators so appointed shall select the third and presiding arbitrator within 30 days following appointment of the second party-appointed arbitrator. If either Party or group of Parties fails to appoint an arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by the AAA as appointing authority in accordance with the AAA Rules. In the event that there are more than two Parties or groups of Parties to an arbitration, the Parties to the arbitration shall endeavor to agree on the appointment of the three (3) arbitrators within thirty (30) days of the written request for arbitration. In the event the Parties cannot reach agreement on the selection of three (3) arbitrators within the time permitted, all arbitrators not yet appointed shall be appointed by the AAA in accordance with the AAA Rules. Any arbitrator appointed by the Party-appointed arbitrators or the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA or a member of the Center of Public Resources Panel of

Distinguished Neutrals. All arbitrators shall be and remain at all times independent and impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, when applicable. All arbitrators shall be qualified by education, training, or experience to resolve the Dispute. No arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the Dispute.

(d) All decisions of the arbitral tribunal shall be made by majority vote. The award of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act. Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(e) Notwithstanding the agreement to arbitrate Disputes in this Section 15.2, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment, and conservation orders. The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive the right to arbitration. Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone or video conference, or by other means that permit the Parties to present evidence and arguments. The arbitrators may require any Party to provide appropriate security in connection with such measures.

(f) The arbitral tribunal is authorized to award costs, attorneys’ fees, and expert witness fees and to allocate them among the Parties. The award may include interest, at the Default Interest Rate, from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The arbitrators may not award indirect, consequential, special or punitive damages. Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.

(g) All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates and each of their respective employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award, or expert determination, to enforce other rights of a Party, as required by law or regulation, or for a bona fide business purpose, such as disclosure to accountants, shareholders, or third-party purchasers, provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.

(h) Any papers, notices, or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 15.2.

Section 15.3 Expert Proceedings. For any decision referred to an expert under this Agreement, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Members. The expert is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity. The expert shall not (without the written consent of the Members) be appointed to act as an arbitrator or as adviser to any Member arbitrated pursuant to Section 15.2, provided that nothing in this sentence shall preclude any Member from using the expert as a witness regarding the proper conduct of the expert procedure. The Member desiring an expert determination shall give the other Members written notice of the request for such determination. If the Members are unable to agree upon an expert within ten (10) days after receipt of the written notice of request for an expert determination, then, upon the request of any of the Members, the AAA shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Members concerning the expert determination or the underlying dispute. All communications between any Member and the expert shall be conducted in writing, with copies sent simultaneously to the other Members participating in the expert proceeding in the same manner, or at a meeting to which representatives of all Members participating in the expert proceeding have been invited and of which such Members have been provided at least five (5) Business Days notice. Within thirty (30) days after the expert’s acceptance of its appointment, the Members shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within sixty (60) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal which it finds more consistent with the terms of this Agreement. The expert may not propose alternate positions or award damages, interest or penalties to any Members with respect to any matter. The expert’s decision shall be final and binding on the Members. Any Member that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

ARTICLE 16

MISCELLANEOUS

Section 16.1 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

Section 16.2 Notices. All notices and communications required or permitted to be given hereunder (excluding notices sent to Board Members pursuant to Article 5, which notices shall be governed by Section 5.3(o) hereof) shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to the Company:	Appalachia Midstream, LLC
3000 Ericsson Dr., Suite 200
Warrendale, Pennsylvania 15086
Attention: President and General Manager
Telephone: (724) 720-2500
Fax: (724) 720-2505

If to BG Member:	BG US Production Company, LLC
5444 Westheimer, Suite 1200
Houston, Texas 77056
Attention: Jon Harris
Telephone: (713) 599-4000
Fax: (713) 599-4250

with a copy to:

BG US Production Company, LLC
5444 Westheimer, Suite 1200
Houston, Texas 77056
Attention: Bill Way
Telephone: (713) 599-4000
Fax: (713) 599-4250

with a copy to:

BG US Production Company, LLC
5444 Westheimer, Suite 1200
Houston, Texas 77056
Attention: Chris Migura, Principal Counsel
Telephone: (713) 599-4000
Fax: (713) 599-4250

If to EXCO Member:	EXCO Holding (PA), Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: Harold Hickey
Telephone: (214) 368-2084
Fax: (214) 368-8754
E-mail: hhickey@excoresources.com

with a copy to:

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: William L. Boeing, General Counsel
Telephone: (214) 368-2084
Facsimile: (214) 706-3409

Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. Any notice given to a Credit Facility Secured Party in accordance with the notice information supplied with respect to such Credit Facility Secured Party shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours, or upon actual receipt by the addressee after such notice has been deposited in the United States Mail, as the case may be. The Parties may change the address, telephone numbers, and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 16.2.

Section 16.3 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

Section 16.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or its respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 16.5 Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS HERETO, THE ASSOCIATED AGREEMENTS AND THE TRANSFER AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY ASSOCIATED AGREEMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OR ANY ASSOCIATED AGREEMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.5.

Section 16.6 Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification or as reasonably necessary to reflect a Transfer permitted under Article 10 or a transfer pursuant to a Credit Facility Foreclosure.

Section 16.7 Parties in Interest. Except for Section 7.6, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 16.8 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 16.9 Confidentiality.

(a) The Parties agree that all information related to Business shall be considered confidential, shall be kept confidential and shall not be disclosed during the term of this Agreement to any Person that is not a Party, except:

(i) to an Affiliate of a Member;

(ii) to the extent such information is required to be furnished in compliance with applicable Law, or pursuant to any legal proceedings or because of any order of any Governmental Authority binding upon a Party;

(iii) to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(iv) to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(v) to a bona fide prospective transferee of a Member’s Member Interest to the extent appropriate in order to allow the assessment of such Member Interest (including a Person with whom a Member and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(vi) to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(vii) to the extent such information must be disclosed pursuant to any rules or requirements of any stock exchange having jurisdiction over such Party or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any stock exchange, then such Party shall comply with Section 16.10;

(viii) to its respective employees, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(ix) any information which, through no fault of a Party, becomes a part of the public domain.

(b) Disclosure as pursuant to Sections 16.9(a)(iv), (v) and (vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient to keep the information strictly confidential for the term of this Agreement and to use the information for the sole purpose described in Sections 16.9(a)(iv), (v) and (vi), whichever is applicable, with respect to the disclosing Party.

Section 16.10 Publicity.

(a) Without reasonable prior notice to the other Parties, no Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, the Associated Agreements or the activities contemplated hereby or thereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, and in any case, prior to making any such press release or public statement, the releasing Party shall provide a copy of the press release or public statement to the other Parties.

(b) Notwithstanding anything to the contrary in Section 16.9 or Section 16.10(a), any Member or Affiliate of a Member may disclose information regarding Business in investor presentations, industry conference presentations or similar disclosures, provided that not less than twenty four (24) hours prior to so disclosing any such information, the releasing Member shall provide a copy of the presentation or other disclosure document containing such information to the other Parties.

(c) Notwithstanding anything to the contrary in Section 16.9 or Section 16.10(a), in the event of any emergency endangering property, lives or the environment, the Company may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide each Member with a copy of any such press release or announcement.

Section 16.11 Preparation of Agreement. All of the Company, the Members and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 16.12 Conduct of the Parties; Business Principles.

(a) Each Party warrants that it and its Affiliates have not made, offered, or authorized and agrees that it will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any public official (being any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate any applicable Law.

(b) Prior to the Closing Date, each Member provided the others with a copy of its business principles governing its general conduct of operations and business dealings, and each Member acknowledges receipt and awareness of the other Members’ business principles. The common set of general principles for the Company governing the conduct of the Business is attached hereto as Schedule 16.12(b).

Section 16.13 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.14 Non-Compensatory Damages. None of the Parties shall be entitled to recover from any other Party, or such Party’s respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement, the Associated Agreements or the transactions contemplated hereby or thereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Party, on behalf of itself and each of its Affiliates, waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement, the Associated Agreements or the transactions contemplated hereby or thereby.

Section 16.15 Waiver of Partition of Company Property. Each Member hereby irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to any Assets.

Section 16.16 Interpretation. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices and Exhibits referred to herein are attached to and by this reference incorporated herein for all purposes. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

Section 16.17 Intellectual Property.

(a) All intellectual property rights in Company Technology, including any patents and copyrights, shall be owned by the Company Group Members unless otherwise agreed by the Management Board pursuant to Section 5.1(b)(xxvii), and the Company Group Members shall have the exclusive right to license Company Technology to third Persons.

(b) Notwithstanding Section 16.17(a), each Member and its Affiliates shall have a royalty-free irrevocable, non-exclusive and non-transferable license to use all Company Technology in its own operations (including joint venture projects in which such Member or its Affiliates have an ownership or equity interest) without the approval of the Company Group Members. Any Member or its Affiliates may disclose such Company Technology to its or its Affiliates’ joint venturers in any joint venture project in which they participate, for purposes of that venture only, provided that each joint venturer to whom Company Technology is to be disclosed must first agree in writing to keep such Company Technology confidential in accordance with the standards set forth in Section 16.9 and acknowledge in writing that such Company Technology is the property of the Company Group Members and may not be used by such joint venturer in any other project.

Section 16.18 Certain Post Closing Actions. The BG Member and the EXCO Member shall use reasonable efforts to agree, and shall each cause the Company to use reasonable efforts to agree, upon the forms of gathering agreements to be attached hereto as Exhibits “H” and “J”, the form of contract operating agreement to be attached hereto as Exhibit “I”, and the form of interconnect agreement to be attached hereto as Exhibit “K”, in each case, within ninety (90) days after the Closing Date. When the Members and Company agree upon the final forms of such Exhibits, such Exhibits shall be deemed to be attached to and made a part of this Agreement as though such Exhibits were a part of this Agreement on and as of the Closing Date. Until such time as the Company enters into gathering agreements with the Members or Affiliates of the Members, the Company shall provide the Members and their Affiliates transportation, gathering, treatment, processing and/or compression services on commercially reasonable market terms.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Closing Date.

APPALACHIA MIDSTREAM, LLC

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

BG US PRODUCTION COMPANY, LLC

By:	/s/ JON HARRIS
Name:	Jon Harris
Title:	Vice President

EXCO HOLDING (PA), INC.

By:	/s/ WILLIAM L. BOEING
Name:	William L. Boeing
Title:	Vice President and Secretary

ATTACHED TO AND MADE PART OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF APPALACHIA MIDSTREAM, LLC

APPENDIX I

DEFINITIONS

“AAA” has the meaning set forth in Section 15.2(b)

“AAA Rules” has the meaning set forth in Section 15.2(b).

“Acquired Business” has the meaning set forth in Section 13.1(a).

“Acquired Member” has the meaning set forth in Section 12.2(a).

“Acquiring Member” has the meaning set forth in Section 13.1(a).

“Acquiror” has the meaning set forth in Section 12.2(a).

“Adjusted Capital Account Balance” means with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Member is obligated to restore, because of a promissory note to the Company or otherwise pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in “partnership minimum gain” (within the meaning of Section 1.704-2(b) of the Treasury Regulations) and in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i) of the Treasury Regulations); and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affected Member” means any non-defaulting Member in connection with a situation where a Defaulting Member has failed to pay an amount owed under the terms of this Agreement at the time in question.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Affiliate Contract” means any contract between a Company Group Member and any Member or Affiliate of a Member.

Appendix I-1

“Affiliated Member Group” means any group of Members that are Affiliates of each other.

“Agreement” has the meaning set forth in the Preamble.

“AMI Area” means the lands (and subsurface) included in the States of New York, Pennsylvania and West Virginia, provided that the AMI Area shall not include any Lease or other property that is an Excluded Asset.

“Annual Financial Statements” has the meaning set forth in Section 8.4(a).

“Annual Work Program and Budget” means, for any Calendar Year, the work program and budget for Business during such Calendar Year.

“Article 13 Contract” means any contract entered into by any Company Group Member pursuant to Section 13.2(b), 13.5(a) or 13.5(b).

“Asset Expansion” means the construction, installation and commissioning of any new Asset.

“Asset Upgrade” means, with respect to any physical Asset, any physical enhancement or series of physical enhancements, including any such physical enhancements that would increase the throughput capacity (including by adding additional compression), of or to any existing portion of such Asset.

“Assets” means the Company Group Members’ right, title and interest from time to time in all items of economic value owned or leased by any of the Company Group Members, including real property, equipment and other tangible personal property, and contracts, data and records, and other intangible personal property.

“Associated Agreements” means, collectively all agreements entered into by all Members and any Third Parties in furtherance of the conduct of the Business, and “Associated Agreement” means any of them.

“Assumed Tax Liability” has the meaning set forth in Section 4.6(d)(i).

“Assumption Agreement” has the meaning set forth in Section 10.2(a).

“Available Cash” means, as of any time, all cash and cash equivalents of the Company on hand as of such time less the amount of cash reserves equal to the forthcoming three (3) full Calendar Months of expenditures as authorized in that portion of the then-current approved Annual Work Program and Budget, provided that, if as of any time, there is not an approved Annual Work Program and Budget, “Available Cash” means the amount of cash reserves equal to the expenditures authorized in the most recently approved Annual Work Program and Budget for the last three (3) full Calendar Months of such Annual Work Program and Budget.

Appendix I-2

“Bankruptcy” of a Person means: (a) the filing by a Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by a Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of a Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.

“BG Affiliate Group” means the Affiliated Member Group that includes BG Member or any Affiliate of BG Member.

“BG Member” means BG US Production Company, LLC, a limited liability company organized and existing under the Laws of Delaware.

“Board Member” has the meaning set forth in Section 5.1(a).

“Business” means Midstream Activities conducted by any of the Company Group Members.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business, provided that if Business Days are used to calculate periods in which a Member must make a payment hereunder, “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas and London are generally open for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three (3) consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve (12) consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Call Notice” means any call notice issued by the President and General Manager to fund additional contributions required pursuant to Section 3.2.

“Capital Account” has the meaning set forth in Section 3.8.

“Cash Transfer” means any Transfer of Member Interest where the sole consideration (other than the assumption of obligations relating to the transferred Member Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Member Interest being transferred.

Appendix I-3

“Cash Value” means the market value (expressed in U.S. dollars) of all or a portion of a Member Interest subject to the proposed Transfer or Change in Control, based upon the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

“Certificates” means, collectively, the Certificate of Conversion of the Company, and the Certificate of Formation of the Company, in each case, as amended, supplemented or restated from time to time, filed with the Secretary of State of the State of Delaware.

“Change in Control” means any direct or indirect change in Control of a Member (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that for purposes hereof, a “Change in Control” shall not include a change in Control of a Member: (a) resulting from a management-lead buyout of the public share ownership of such Member and conversion of such Member to a privately-held company, (b) resulting in ongoing control by a Wholly-Owned Affiliate that is wholly-owned by the ultimate parent company of such Member, or (c) created by a change in Control of the ultimate parent company of such Member. For the avoidance of doubt, as of the Closing Date, the ultimate parent company of BG Member is BG Group plc, a public limited company organized and existing under the Laws of England and Wales, and the ultimate parent company of EXCO Member is EXCO Resources, Inc., a corporation organized and existing under the Laws of Texas.

“Claims” mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contract claims, torts or otherwise.

“Closing Date” has the meaning set forth in the Preamble.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Company” has the meaning set forth in the Preamble.

“Company Group Commercial Contract” means any contract entered into by a Company Group Member pursuant to which a Company Group Member will provide transportation, gathering, treatment, processing or compression services to a Third Party, or any contract pursuant to which a Company Group Member will purchase or sell gas, liquids or other hydrocarbons. For the avoidance of doubt, no Article 13 Contract shall be a Company Group Commercial Contract.

“Company Group Contract” means any contract entered into by a Company Group Member or to which a Company Group Member is a party.

Appendix I-4

“Company Group Members” means, together, the Company and all Subsidiaries, and “Company Group Member” means any of them.

“Company Group O&M Contract” means any contract entered into by a Company Group Member pursuant to which services, supplies, materials or equipment will be provided to a Company Group Member by a contractor, supplier or other vendor, provided that the Services Agreements shall not be Company Group O&M Contracts.

“Company Technology” means any technology or intellectual property developed by any Company Group Member pursuant to the conduct of the Business.

“Conflicted Member” has the meaning set forth in Section 5.3(b).

“Control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to exercise or determine the voting of more than fifty percent (50%) of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than fifty percent (50%) of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Covered Person” means, in each case, whether or not a Person continues to have the applicable status referred to in the following list: a Member; any Affiliate of a Member; a Board Member; any officer of any Company Group Member, whether or not such officer is an employee of any Company Group Member; any officer, director, member, manager, stockholder, partner, employee, representative or agent of any Member, or of any of their respective Affiliates; any employee or agent of any Company Group Member or its Affiliates; and any Tax Member.

“Credit Facility Encumbrance” means Encumbrances created pursuant to any material borrowing arrangement entered into by any Member and/or its Affiliates with a Third Party that is not an Affiliate of such Member or its Affiliates, as such arrangement may be amended, modified, supplemented or replaced from time to time.

“Credit Facility Foreclosure” means any transfer or other disposition of interests of a Member and its Affiliates in the Member Interests pursuant to a Credit Facility Encumbrance of such Member and any related mortgages, pledge agreements, security agreements and other agreements evidencing such Credit Facility Encumbrance following the occurrence and continuation of a default or event of default under the borrowing arrangement secured thereby.

“Credit Facility Secured Party” means any Third Party of which the Company and the other Members have been notified in writing by either a Member or such Third Party that such Third Party has rights with respect to a Member’s Member Interest under any Credit Facility Encumbrance.

“current Calendar Year” has the meaning set forth in Section 6.1(a)(ii).

Appendix I-5

“Deep Rights” means (a) with respect to the Commonwealth of Pennsylvania, those subsurface depths that are below the base of (but excluding) the Haskill Sandstone Formation (Base of Elk Sequence) formation at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, those subsurface depths that are below the base of (but excluding) the Brallier Formation (Base of Elk Sequence) formation at a measured depth of 6,612’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc. operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia and (c) with respect to the State of New York, those subsurface depths that are below the base of (but excluding) the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York, recognizing that actual depths will vary across the AMI Area.

“Default Interest Rate” means the three month London Inter-Bank Offer Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional five percentage points (5.00%) applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding Calendar Month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).

“Default Notice” has the meaning set forth in Section 3.5(a).

“Default Period” has the meaning set forth in Section 3.5(b).

“Defaulting Member” has the meaning set forth in Section 3.5(a).

“Delaware Act” means the Delaware Limited Liability Company Act, Del. Code Ann. Tit. 6, §§18-101, et. seq.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an Asset for federal income tax purposes for such year or other period, except that if the Gross Asset Value of an Asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, except as required by Section 1.704-3(d) of the Treasury Regulations, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Member. Notwithstanding the foregoing, because the Company is required to use the remedial method pursuant to Section 1.704-3(d) of the Treasury Regulations with respect to one or more of the

Appendix I-6

Company Group Member’s Assets, Depreciation with respect to such Assets shall not be determined in accordance with the preceding sentence of this definition, but shall instead be determined in a manner consistent with tax capital accounting principles and consistent with the treatment of such assets under the remedial method, as prescribed by Treasury Regulations Section 1.704-3(d).

“Development Work Program” has the meaning set forth in Section 6.1(a).

“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, or the transactions contemplated hereby, including any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement or the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Electing Members” has the meaning set forth in Section 13.1(d).

“Emergency Expenditures” means expenditures which are reasonably necessary to be expended in order to mitigate or remedy the endangerment of the health or safety of any Person or the environment.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance. “Encumber” and other derivatives shall be construed accordingly.

“Enforcement Activities” has the meaning set forth in Section 5.3(b).

“Excluded Asset” has the meaning given to it in the Transfer Agreement.

“EXCO Affiliate Group” means the Affiliated Member Group which includes EXCO Member or any Affiliate of EXCO Member.

“EXCO Member” means EXCO Holding (PA), Inc., a corporation organized and existing under the Laws of Delaware.

“Existing EXCO Credit Facility” means the Credit Agreement, dated April 30, 2010, among EXCO Member, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.

“FERC” has the meaning set forth in Section 1.10(a)(ix).

“Fiscal Year” means the Company’s taxable year.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Appendix I-7

“Gross Asset Value” means with respect to any Asset, the Asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any non-cash Asset contributed by a Member to the Company shall be the gross fair market value of such Asset on the date of contribution, as mutually agreed by the Members;

(b) the Gross Asset Values of all Assets shall be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as reasonably determined by the Tax Member at each of the following times:

(i) the acquisition of an additional Member Interest in the Company by any new or existing Member in connection with a contribution of cash or property other than a de minimis amount (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Group Member property as consideration for a Member Interest in the Company (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);

(iii) the grant of a Member Interest in the Company (other than a de minimis Member Interest) as consideration for the provision of services to or for the benefit of the Company Group Members by any new or existing Member (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations); and

(iv) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations;

provided, however, that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Tax Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any non-cash Asset distributed to any Member shall be the gross fair market value of such non-cash Asset on the date of distribution as reasonably determined by the Tax Member;

(d) the Gross Asset Values of Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, and subsection (g)

Appendix I-8

under the definition of Net Profits and Net Losses below; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent that the Tax Member reasonably determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection; and

(e) if the Gross Asset Value of an Asset has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Group” has the meaning set forth in Section 5.2(a).

“HSSE” means Health, Safety, Security and Environmental.

“HSSE Management System” has the meaning set forth in Section 5.11(d).

“HSSE Plan” has the meaning set forth in Section 5.11(c).

“HSSE Principles” has the meaning set forth in Section 5.11(b).

“Interest Reduction Notice” has the meaning set forth in Section 3.7(a).

“Interest Reduction Notice Delivery Date” has the meaning set forth in Section 3.7(a).

“Interested Non-Proposing Members” has the meaning set forth in Section 13.3(d).

“Initial Contributions” has the meaning set forth in Section 3.1.

“Initial Election Period” has the meaning set forth in Section 13.3(a).

“Initial Three Year Period” has the meaning set forth in Section 11.1.

“Joint Development Agreement” means that certain Joint Development Agreement by and among BG Production Company (PA), LLC, BG Production Company (WV), LLC, EXCO Production Company (PA), LLC, EXCO Production Company (WV), LLC, and EXCO Resources (PA), LLC, dated as of the Closing Date.

“Joint Entity” has the meaning given to it in the Joint Development Agreement.

“Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Lease” means any oil and gas lease, oil, gas and mineral lease or sublease, royalty, overriding royalty, production payment, net profits interest, mineral fee interest, carried interest, mineral servitude or other right to oil and gas in place.

Appendix I-9

“Liquidating Trustee” has the meaning set forth in Section 14.3(a).

“Management Board” means the board created pursuant to Section 5.1(a).

“Marcellus Fairway” means the counties identified in Schedule 13.2(a).

“Member” means, at any time, each Person who: (a) is an initial signatory to this Agreement, has been admitted to the Company as Member in accordance with the Certificates and this Agreement, or is an assignee or a transferee pursuant to a Credit Facility Foreclosure who has become a Member in accordance with this Agreement; and (b) has not ceased for any reason to be a Member.

“Member Indemnitor” has the meaning set forth in Section 7.6.

“Member Interest” means the entire right, title and interest of a Member in the Company at any particular time to any and all voting rights, distributions, and other benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. All of the Members’ Member Interests are referred to collectively as the “Member Interests.” Such interest(s) shall be expressed as a percentage.

“Member Loan” means a loan made by a Member to the Company pursuant to Section 3.4.

“Member Gathering Agreement” has the meaning set forth in Section 13.2(b).

“Member Requested Services” has the meaning set forth in Section 13.2(a).

“Midstream Activities” means the ownership, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, gathering systems, pipelines and treatment and processing facilities in the AMI Area other than Shallow Rights Gathering Assets, marketing of capacity on such gathering systems, buying and selling gas and condensate in connection therewith, and the provision of compression services in connection therewith.

“Midstream Asset” means any gathering system, pipeline, processing or treatment facility, or related asset, other than any Shallow Rights Gathering Assets, located in the AMI Area.

“Monthly Financial Reports” has the meaning set forth in Section 8.4(c).

“Monthly Operating Reports” has the meaning set forth in Section 8.4(d).

“Net Profits” or “Net Losses” means, for any Fiscal Year, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(1) of the Code) and Section 1.703-1 of the Treasury Regulations, but with the following adjustments:

(a) any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company and not otherwise taken into account in this subsection shall be added to such taxable income or taxable loss;

Appendix I-10

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Fiscal Year or treated as being so described in Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;

(c) in the event the Gross Asset Value of any Asset is adjusted pursuant to clauses (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d) any item of income, gain, loss or deduction that is required to be specially allocated to a Member under this Agreement, including Section 4.2, 4.3 or 4.4, shall not be taken into account in computing such taxable income or taxable loss;

(e) the amount of any gain or loss required to be recognized by the Company during such Fiscal Year by reason of a sale or other disposition of any Asset, shall be computed as if the Company’s adjusted basis in such Asset for income tax purposes were equal to the Gross Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Gross Asset Value;

(f) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year or other applicable period; and

(g) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the Asset and shall be taken into account for purposes of computing such taxable income or taxable loss.

If the Company’s taxable income or taxable loss for such Fiscal Year, as adjusted in the manner provided above in clauses (a) through (g) above, is (i) a positive amount, such amount shall be the Net Profits for such Fiscal Year or (ii) a negative amount, such amount shall be the Net Losses for such Fiscal Year.

“New Business” means any Midstream Activity that is not then included in any Annual Work Program and Budget, other than any Acquired Business, any Member Requested Services, any buying and selling of gas and condensate or any activity contemplated in any Article 13 Contract.

Appendix I-11

“New Business Annual Work Program and Budget” has the meaning set forth in Section 13.3(d).

“Non-Acquiring Member” has the meaning set forth in Section 13.1(a).

“Non-Proposing Member” has the meaning set forth in Section 13.3(a).

“Offer Notice” has the meaning set forth in Section 13.1(a).

“Offered Interest” has the meaning set forth in Section 13.1(a).

“Operating Expenses” means costs and expenses reasonably necessary to continue operating and maintaining the Assets in a manner consistent with past practices, industry standards, the standards set forth in Section 5.11 and applicable Law.

“Operator” means EXCO Resources (PA), LLC, a limited liability company organized under the Laws of Delaware.

“Option Period” has the meaning set forth in Section 13.1(a).

“Original Agreement” has the meaning set forth in the Recitals.

“Other Material Company Group Contract” means (a) any Company Group Commercial Contract not authorized Section 5.1(c)(ii)); and (b) any material Company Group Contract that is not a Company Group Commercial Contract, Company Group O&M Contract, an Affiliate Contract or an Article 13 Contract.

“Other Members” has the meaning set forth in Section 12.2(a).

“Participating Member” has the meaning set forth in Section 13.3(d).

“Parties” means, collectively, all of the Members and the Company, and “Party” means any of them.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“President and General Manager” means the manager whose rights, obligations and duties are described in Section 5.9(b)(i).

“Proposing Member” has the meaning set forth in Section 13.3(a).

“Quarterly Financial Statements” has the meaning set forth in Section 8.4(b).

“Quarterly Forecasts” has the meaning set forth in Section 8.4(e).

Appendix I-12

“Reduced Member Interest” has the meaning set forth in Section 3.7(b).

“Regulatory Allocations” has the meaning set forth in Section 4.3.

“relevant Calendar Year” has the meaning set forth in Section 6.2(d).

“Requesting Members” has the meaning set forth in Section 13.2(a).

“Required Asset Upgrade” means any Asset Upgrade that is necessary: (i) in order for the conduct of Business to comply with applicable Laws; (ii) to ensure that the Company Group Members will be able to comply with the standards identified in Section 5.11, including the HSSE Principles, the HSSE Plan or the HSSE Management System; or (iii) in order for the Company Group Members to fulfill their required obligations under any material Company Group Commercial Contract.

“Secondment Agreement” means each Secondment Agreement entered into by the Members and the Company as of the Closing Date in the form of Exhibit “C” attached hereto.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Selling Party” has the meaning set forth in Section 13.1(a).

“Services Agreements” means the agreements entered into by the Company on the Closing Date pursuant to Section 5.10, and the agreements entered into by the Company pursuant to Section 10.2(b) and “Services Agreement” means any of them.

“Shallow Rights Gathering Assets” means any gathering or pipeline system or related asset primarily used to gather or transport gas produced in: (a) New York, Pennsylvania or West Virginia from subsurface depths that are above the Deep Rights; or (b) Kentucky, Ohio, Tennessee, or Virginia.

“Standards of Conduct” has the meaning set forth in Section 1.10(a)(ix)

“Subsidiary” means any Person that is wholly-owned, directly or indirectly, by the Company.

“Tax Distribution” has the meaning set forth in Section 4.6(d)(i).

“Tax Distribution Date” has the meaning set forth in Section 4.6(d)(i).

“Tax Estimate Report” has the meaning set forth in Section 8.4(f).

“Tax Member” has the meaning set forth in Section 9.2.

“TGGT” means TGGT Holdings, LLC, a limited liability company organized and existing under the Laws of Delaware.

Appendix I-13

“Third Party” means any Person that is not a Member or an Affiliate of a Member.

“Total Amount in Default” means, as of any time, and with respect to any Defaulting Member, the following amounts: (a) the amounts that the Defaulting Member has failed to pay under the terms of this Agreement; and (b) any interest at the Default Interest Rate accrued on the amount under (a) from the date this amount is due by the Defaulting Member until paid in full by the Defaulting Member.

“Total Votes” has the meaning set forth in Section 5.3(a).

“Transfer” means any sale, assignment, or other disposition by a Member of all or any part of its Member Interest excluding (a) any disposition resulting from a direct or indirect Change in Control of a Member, or a change in Control created by a change in Control of the ultimate parent company of such Member, (b) any disposition resulting from a Credit Facility Foreclosure, and (c) any Encumbrance on any Member Interest.

“Transfer Agreement” means that certain Membership Interest Transfer Agreement by and between EXCO Member and BG Member, dated as of May 9, 2010.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Vice President of Finance and Business Services” means the vice president whose rights, obligations and duties are described in Section 5.9(b)(vi).

“Vice President of Asset Integrity” means the manager whose rights, obligations and duties are described in Section 5.9(b)(vii).

“Vice President of Commercial Operations and Business Development” means the vice president whose rights, obligations and duties are described in Section 5.9(b)(ii).

“Vice President of Engineering and Construction” means the vice president whose rights, obligations and duties are described in Section 5.9(b)(iii).

“Vice President of HSSE” means the vice president whose rights, obligations and duties are described in Section 5.9(b)(v).

“Vice President of Operations and Maintenance” means the vice president whose rights, obligations and duties are described in Section 5.9(b)(iv).

“Wholly-Owned Affiliate” means, with respect to any Party, an Affiliate of such Party that is wholly owned, directly or indirectly by the ultimate parent of such Party.

Appendix I-14